UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

Crawford & Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials:

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 7, 2023
Dear Shareholders:
You are cordially invited to attend the Company’s 2023 Annual Meeting of Shareholders, which will be held on Friday, May 12, 2023, beginning at 2:00 p.m. Eastern Time at the Company’s headquarters, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092.
The Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the Annual Meeting and the various matters on which you are being asked to vote. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 17, 2023, are entitled to vote at the Annual Meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting.
As is our custom, a brief report will be made at the Annual Meeting on the Company’s 2022 activities, 2023 activities to date, and the outlook for the remainder of 2023. We hope you will be able to attend the Annual Meeting.
Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.
On behalf of our Board of Directors, officers and employees, we wish to thank you for your continued interest in and support of Crawford & Company.
Sincerely,
Rohit Verma
Chief Executive Officer

CRAWFORD & COMPANY
5335 Triangle Parkway
Peachtree Corners, Georgia 30092
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 12, 2023
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held in person on Friday, May 12, 2023, at 2:00 p.m. Eastern Time, for the following purposes:
1.
To elect eleven (11) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2.
To approve, on an advisory basis, the compensation paid to the Company’s named executive officers in 2022;

3.
To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation;

4.
To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the 2023 fiscal year; and

5.
To transact any and all other such business as may properly come before the Annual Meeting, including any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated April 7, 2023. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 17, 2023 are entitled to vote at the Annual Meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2023:
The proxy statement and our 2022 annual report are available at https://materials.proxyvote.com/224633.
By Order of The Board of Directors,
Tami E. Stevenson,
SVP, General Counsel and Corporate Secretary
Atlanta, Georgia
April 7, 2023
It is important that your shares of Class B Common Stock be represented at the Annual Meeting whether or not you plan to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope or vote your Proxy electronically by telephone or through the Internet as soon as possible. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote in person at the Annual Meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.
Proxies are being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting and, consequently, Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

CRAWFORD & COMPANY
5335 Triangle Parkway
Peachtree Corners, Georgia 30092

PROXY STATEMENT

2023 PROXY STATEMENT

i

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2023
GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS
The 2023 Annual Meeting of Shareholders of Crawford & Company, including any adjournment or postponement thereof (the “Annual Meeting”), will be held on, Friday, May 12, 2023, beginning at 2:00 p.m. Eastern Time at the Company’s headquarters, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092.
The Board of Directors of the Company (the “Board of Directors” or the “Board”) is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting. You are receiving this Proxy Statement and the accompanying Proxy Card (or, if your shares are held in the name of a nominee or intermediary, a voting instruction card furnished by such record holder), or “Proxy,” because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy. If you sign and return the Proxy, you are appointing R. Verma, W.B. Swain and T.E. Stevenson as your representatives at the Annual Meeting. Messrs. Verma and Swain and Ms. Stevenson will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy.
All holders of the Company’s Class B Common Stock as of the close of business on March 17, 2023, which we refer to as the “Record Date,” are being furnished a copy of the Notice of Annual Meeting and this Proxy Statement. Only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision on those matters.
This Proxy Statement and the accompanying form of Proxy are first being mailed or delivered electronically to shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about April 7, 2023. Our Annual Report to Shareholders, on Form 10-K for the fiscal year ended December 31, 2022, is also being delivered with this Proxy Statement and is being made available on the Internet at the web address above.
Signing and returning your Proxy will ensure your shares are voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we request that you complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting so that we can ensure we have enough votes to conduct business at the Annual Meeting.
On what items am I being asked to vote?
You are being asked to vote on four matters:
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the election of eleven (11) directors;

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the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers in 2022;

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the approval, on an advisory basis, on the frequency of future advisory votes on executive compensation; and

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the ratification of Ernst & Young LLP as our independent registered public accounting firm for our 2023 fiscal year.

Who may vote at the Annual Meeting?
Only shareholders of record of our Class B Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. If you are the owner of shares of Class B Common Stock held in “street name” through a broker, bank or other nominee, please refer to the information under “Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?” below. Holders of Class A Common Stock are not entitled to any notice of, or vote at, the Annual Meeting.

How many votes do you need to hold the Annual Meeting?
In order for us to conduct business at the Annual Meeting, we must have a quorum, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Shares of Class B Common Stock will be counted as present for purposes of determining the presence of a quorum if those shares are:
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voted over the Internet or by telephone in advance of the Annual Meeting;

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properly submitted via Proxy (even if the Proxy does not provide voting instructions) in advance of the Annual Meeting; or

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present at the Annual Meeting and voted in person.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder has not received voting instructions from the beneficial owner and does not have, or declines to exercise, discretionary voting power with respect to that particular proposal. As described below, registered holders that have not received voting instructions from the beneficial owner may, although they are not required to, vote such shares with respect to the ratification of the appointment of the Company’s independent registered public accounting firm. Registered holders are not entitled to exercise discretionary voting authority with respect to any other matters to be voted upon at the Annual Meeting.
How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?
As of the Record Date, we had outstanding 19,848,490 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees to be elected at the Annual Meeting, and one vote on each other matter to be acted upon at the Annual Meeting.
How may I vote on each of the Proposals to be considered at the Annual Meeting?
With respect to the election of directors, you may:
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vote FOR all nominees;

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withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or

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withhold authority to vote for all eleven (11) nominees.

With respect to the advisory vote on the frequency of the advisory vote on executive compensation, you may:
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vote ONE YEAR;

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vote TWO YEARS;

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vote THREE YEARS; or

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ABSTAIN from voting on the proposal.

The advisory vote on the frequency of the advisory vote on executive compensation that receives a plurality (that is, the largest number) of votes cast will be considered the preference selected by shareholders. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of this advisory vote.
With respect to the other proposals to be voted at the Annual Meeting, you may:
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vote FOR the proposal;

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vote AGAINST the proposal; or

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ABSTAIN from voting on the proposal.

What vote is required to approve each of the Proposals?
Each share of Class B Common Stock is entitled to cast an affirmative vote for up to eleven (11) director nominees. Cumulative voting is not permitted. The eleven (11) nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.
The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the advisory approval of the compensation of our named executive officers and ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.
With respect to Proposal 2 (advisory vote on compensation of the named executive officers) and Proposal 3 (advisory vote on frequency of future advisory votes on executive compensation), abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.
What are the Board’s voting recommendations?
Our Board of Directors recommends the following votes:
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Proposal One — FOR the election of the eleven (11) persons nominated to serve as directors;

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Proposal Two — FOR the approval, on an advisory basis, of the compensation of our named executive officers in 2022;

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Proposal Three — FOR the approval, on an advisory basis, for TWO YEARS on the frequency of future advisory votes on executive compensation;

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Proposal Four — FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2023.

How do I vote?
In order for us to ensure we have sufficient votes to conduct business at the Annual Meeting, we request that registered owners vote by one of the following four methods as soon as possible. You may also thereafter attend the Annual Meeting and vote your shares in person.
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Via Internet:   visit www.proxypush.com/crd-b

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By Mail:   sign, date and return your proxy card to the address listed on the proxy card.

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By Phone:   call 1-866-883-3382

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In Person:   all holders of record of Class B Common Stock who hold their shares directly in their name may vote in person at the Annual Meeting.

What if I change my mind after I vote by Proxy?
Any shareholder giving a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by the giving of another Proxy by mail bearing a later date or thereafter voting by phone or the Internet or providing written notification of the revocation to the Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person if they so desire.
What if I return my Proxy but do not provide voting instructions?
If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees, FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers in 2022, FOR the approval, on an advisory basis, for TWO YEARS on the frequency of future advisory votes on executive compensation and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year, and as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.
Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?
If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to register using the registration instructions provided above, attend, and vote at the Annual Meeting.
We encourage shareholders who hold shares of Class B Common Stock in street name to provide instructions to that record holder on how to vote those shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions from you. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under NYSE rules to vote their beneficial holders’ shares if the beneficial holders do not provide voting instructions. If a brokerage firm votes a beneficial holder’s shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. At the Annual Meeting, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year is considered a routine matter.
On “non-routine” matters, if a brokerage firm has not received voting instructions from a beneficial holder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes are counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but not for determining the number of shares voted for or against the non-routine matter. At the Annual Meeting, the proposals relating to i) the election of directors ii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers in 2022 and iii) the approval, on advisory basis, on the frequency of future advisory votes on executive compensation are considered non-routine matters.
How can I obtain a copy of the 2022 Annual Report?
Our Annual Report (Form 10-K), filed with the Securities and Exchange Commission (the “SEC”) is available free of charge upon written request to the Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092 and on the Company’s website, www.crawco.com under the “Financials” link located under the “Investors” page.
Who is paying the expenses of this solicitation?
The cost of solicitation of proxies will be borne by the Company. To have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our directors, officers or directors. We will also reimburse brokers, banks, nominees, or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to the beneficial owners of the Company’s Class B Common Stock.
What do I need to attend the Annual Meeting?
Attendance is limited to shareholders of record as of March 17, 2023. You should be prepared to present photo identification for admittance. Please note that cameras, sound or video recording equipment, cellular telephones, or similar electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.
If you are a shareholder of record, your name is subject to verification against the list of shareholders of record on the record date prior to being admitted to the meeting. If you are a beneficial owner and your shares are held through a broker, bank or other nominee, you may also attend our 2023 Annual Meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership.
When will the Company announce the voting results?
We will announce the preliminary voting results at the 2023 Annual Meeting. The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees and Voting
Except for Cameron M. Bready, who was appointed to the Board on September 13, 2022, by the other Directors, each nominee is a current director who was most recently elected by the shareholders at the Company’s previous annual meeting on May 13, 2022. If, at the time of the Annual Meeting, any of the nominees should be unable or unwilling to serve, the persons named in the Proxy (R. Verma, W.B. Swain and T.E. Stevenson) may vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term.
Currently, the Board of Directors is fixed at eleven (11) members. In accordance therewith, the Board has nominated the eleven (11) persons listed below to be elected as directors, to hold office until the Company’s next annual meeting and until their respective successors are elected and qualified.
Nominee Information
The following gives certain information as to each person nominated by our Board of Directors for election or reelection as a director:

Dame Inga K. Beale, age 59, was appointed as a member of the Board of Directors on February 11, 2020. Dame Inga is the former Chief Executive Officer of Lloyd’s of London, a position she held from 2014 to 2018 and she was the first female CEO in the global insurance and reinsurance market’s 325-year history. From 2012 to 2013, Dame Inga was the Group CEO at the privately held Lloyd’s insurer Canopius. Prior to this, she served on the Group Management Board of Zurich Insurance Group as the Global Chief Underwriting Officer. Before joining Zurich, Dame Inga served as the Group CEO of Swiss reinsurer Converium, where she spearheaded a company turn around. She previously worked for General Electric’s insurance division for 14 years where she held numerous management roles, including leadership roles in Kansas City, Paris, and Munich. Dame Inga is a Chartered Insurer and studied economics and accounting at Newbury College, Berkshire, England. She is currently the non-executive chair of the board for Mediclinic International plc, a private hospital and healthcare group and serves on the board of directors of Willis Towers Watson plc. She also serves on the board of directors of NN Group NV. The Board believes Dame Inga’s array of international insurance carrier experience will positively impact the Company’s strategy moving forward.

Joseph O. Blanco, age 52, was appointed by the Board as a Director and to the position of President on May 15, 2020. Mr. Blanco most recently served as Executive Vice President, General Counsel and Corporate Secretary since February 2019. He oversees Broadspire, Crawford Legal Services, Praxis Consulting, edjuster and the Company’s global centers of excellence. From March 2017 to February 2019, Mr. Blanco served as Senior Vice President and General Counsel. From September 2016 he served as Interim General Counsel of the Company and from September 2008 he was a partner at Dentons US, LLP, a law firm, and served as managing partner for the Atlanta Dentons office. Before his over 20-year legal career, Mr. Blanco served for three years in the U.S. Navy. Mr. Blanco is currently on the boards of the Woodruff Arts Center and the Atlanta Area Council of the Boy Scouts of America. The Board believes Mr. Blanco’s extensive legal knowledge in M&A, governance and corporate law and his leadership at Crawford, prior to and now, as President makes him uniquely qualified to serve on the Board.

Cameron M. Bready, age 51, was appointed as a member of the Board of Directors on September 13, 2022. Mr. Bready is the President and Chief Operating Officer of Global Payments, Inc. and oversees the company’s worldwide merchant solutions businesses across North America, Europe, Asia Pacific and Latin America along with worldwide operations, risk management, product and real estate. From 2014 to 2019, he served as the company’s senior executive vice president and chief financial officer and was responsible for global financial operations including finance, treasury, accounting, tax, investor relations, internal audit, corporate development, worldwide operations, global real estate and corporate affairs. Prior to joining Global Payments, he served as executive vice president and chief financial officer for ITC Holdings Corp., a publicly traded electricity transmission utility company. He serves as chairman of the board of trustees of Oglethorpe University, is a member of the board of trustees of Pace Academy and is a member of the board of directors of the Electronic Transaction Association and the Metro Atlanta Chamber of Commerce. The Board believes Mr. Bready is qualified to serve as a director due to his extensive worldwide business experience as well as his finance and accounting experience.

Jesse C. Crawford, age 74, is the retired Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film, and archival clients, which he directed and operated from 2010 through its sale in 2019. Before that he was President and Chief Executive Officer for more than 25 years of Crawford Communications, Inc., a full-service provider of teleproduction services, including audio/video production and post-production, multimedia title design, satellite services, animation and special effects. Mr. Crawford has served as a member of the Board of Directors since April 1986. We believe Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components similar to those of the Company, as well as the significant knowledge base he has acquired by having served as a director of the Company for over thirty-five years and his position as our majority shareholder, qualify him to continue to serve on the Board. Mr. Crawford is the father of Mr. Jesse C. Crawford, Jr., who is also a member of the Board.

Jesse C. Crawford, Jr., age 33, was elected as a member of the Board of Directors on May 12, 2015 and has served as a member of the Board of Directors since May 2015. He is an independent investor. Mr. Crawford, Jr.’s family maintains a controlling interest in the Company, and the Board believes it is appropriate to provide for continuity of the representation of the Crawford family on the Board as a component of the Board’s succession planning strategy. Mr. Crawford, Jr. is the son of Jesse C. Crawford, a member of the Board and the majority shareholder of the Company.

Lisa G. Hannusch, age 59, was elected as a member of the Board of Directors on May 8, 2019. Ms. Hannusch is currently the owner and CEO of Rhino Inspired, LLC, which she founded in 2017, supporting companies with their strategic directions through consulting engagements and investments in the healthcare, insurance, or other related industries. From 2004 to 2017, Ms. Hannusch was the owner and CEO of UniMed Direct, a medical management software and service company which was purchased by Mitchell International, Inc. in 2017. She currently serves on the advisory boards of Affordit, a fintech company for loan origination software, Cadence Rx, a PBM company, and for Little Tesoros Therapy Services, pediatric therapy clinics. Ms. Hannusch also serves on the National Board of Governors for the Human Rights Campaign. The Board believes that Ms. Hannusch is qualified to serve as a director due to her 30 plus year career including leadership positions within claims services, medical, regulatory, insurance, and technology companies.

Michelle E. Jarrard, age 55, our Non-Executive Chair of the Board, was appointed as a member of the Board on July 31, 2018. She is currently CEO of BioCircuit Technologies, Inc., an early-stage technology company in Atlanta. From 2016 to 2018, Ms. Jarrard served as GRA Venture Fund’s Managing Director. Ms. Jarrard is a former Senior Partner of McKinsey & Company, where she held multiple senior leadership roles during her 25-year career, including as Global Chief HR and Talent Officer from 2007 until her retirement in January 2016. Ms. Jarrard has served as a director of Lazard Ltd. since January 2017. Ms. Jarrard also serves on the board of directors of Quest Renewables, Inspire Brands and Gimme and is a former trustee of Children’s Healthcare of Atlanta and the Georgia Tech Foundation. The Board believes that Ms. Jarrard is qualified to serve as a director due to her extensive experience in human resources and business leadership.

Charles H. Ogburn, age 67, was appointed as a member of the Board of Directors on February 3, 2009. He was an Executive Director of Arcapita Inc., an international private equity firm, from March 2001 until his retirement in July 2010. Mr. Ogburn also serves as trustee of The Cook & Bynum Fund, Georgia Research Alliance and Trinity School. He is a former trustee of Children's Healthcare of Atlanta. Mr. Ogburn has extensive experience in international business matters as well as financial counseling to public and private companies in various life-cycle stages, which the Board considered in determining that it believes Mr. Ogburn remains qualified to serve on the Board.

Rahul Patel, age 50, was appointed as a member of the Board of Directors on July 31, 2017. Mr. Patel is a partner with the law firm of King & Spalding, where he has been since 1997. At King & Spalding, he is co-head of the firm’s global private equity / M&A group and sits on the firm’s Governing Policy Committee. Mr. Patel was appointed by the Governor of the State of Florida to the University of Florida Board of Trustees where he serves as Vice-Chair. He is also on the board of trustees of the Westminster Schools and on the board of Endeavor Atlanta. The Board believes Mr. Patel is qualified to serve as a director due to his over 20 years of legal experience, especially in mergers and acquisitions and corporate governance.

Rohit Verma, age 48, was appointed by the Board as a Director and as Chief Executive Officer on May 15, 2020. Mr. Verma joined the Company in July 2017 as Executive Vice President and Global Chief Operating Officer. Prior to joining the Company, Mr. Verma served as the regional executive for the southern region of Zurich North America, where he was accountable for profitable growth and market execution. During his ten-year tenure at Zurich, Mr. Verma also served in a number of executive management positions across underwriting, finance, strategy and general management. Before joining Zurich, Mr. Verma was a management consultant at McKinsey & Company where he led several engagements with cross-functional teams of strategy, finance and IT. Mr. Verma currently serves on the board of directors for Ameritas and is a member of the board of directors for the World Affairs Council as well as a member of the Industry Advisory Board at Northwestern University. He previously served on the board of Claim Genius. The Board believes that Mr. Verma’s role and knowledge in serving as the Company’s Chief Executive Officer, as well as Mr. Verma’s focus on company strategy and growth, business operations, investor relations and client relationships, with an emphasis on technology and innovation, makes him uniquely qualified to serve as a director.

D. Richard Williams, age 66, was appointed as a member of the Board in February 2016. He was the co-chief executive officer of Primerica, Inc., a publicly traded insurance and investments company, from 1999 through March of 2015. He currently serves as the non-executive chair of the board of Primerica, Inc. Mr. Williams also serves on the Board of the Charles Stark Draper Laboratory, Inc., the Atlanta Area Council of the Boy Scouts of America, and the Board of Trustees of the Woodruff Arts Center. He served on the Board of USANA Health Sciences, Inc., a publicly traded direct seller of nutritionals from March 2016 until May 2018. The Board believes Mr. Williams is qualified to serve as a director due to his extensive knowledge of corporate governance matters as well as his significant experience in finance and accounting.

Shareholder Vote
Holders of each share of Class B Common Stock may:
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vote FOR the election of the eleven (11) nominees for director;

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withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or

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withhold authority to vote for all eleven (11) nominees.

Election of directors is determined by a plurality of votes. The eleven (11) nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.
The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS
The following are the names, positions held, and ages of each of the executive officers of the Company:
Name	Office	Age
Rohit Verma	Chief Executive Officer	48
Joseph O. Blanco	President	52
W. Bruce Swain, Jr.	Executive Vice President and Chief Financial Officer	59
Larry C. Thomas	Executive Vice President and Global President,	61
	Platform Solutions
Pat Van Bakel	Senior Vice President and President, Loss Adjusting, North America	51
Andrew Bart	Executive Vice President and Chief Executive Officer, International Operations	60
Benedict Burke	Senior Vice President and Chief Client Officer, Global Client Development	63
Dalerick M. Carden	Senior Vice President and Chief Accounting Officer	53
Michael J. Hoberman	Senior Vice President and President, TPA	62
Nidhi Verma	Senior Vice President and Chief People & ESG Officer	50
Tami E. Stevenson	Senior Vice President, General Counsel and Corporate Secretary	56
Mr. Verma was appointed to his present position as Chief Executive Officer on May 15, 2020. Before his current position, Mr. Verma served as Executive Vice President, Global Chief Operating Officer since July 2017. Prior to joining the Company, Mr. Verma served as the regional executive for the southern region of Zurich North America, where he was accountable for profitable growth and market execution. During his ten-year tenure at Zurich, Mr. Verma also served in several executive management positions across underwriting, finance, strategy and general management. Before joining Zurich, Mr. Verma was a management consultant at McKinsey & Company where he led several engagements with cross-functional teams of strategy, finance and IT.
Mr. Blanco was appointed to his present position as President on May 15, 2020. Mr. Blanco previously served as Executive Vice President, General Counsel and Corporate Secretary beginning in February 2019. From March 2017 to February 2019, Mr. Blanco served as Senior Vice President and General Counsel. Prior to joining the Company on a full-time basis and from September 2016, he served as Interim General Counsel of the Company. Prior to that, and from September 2008, he was a partner at Dentons US LLP, a law firm, and served as managing partner for the Atlanta office of Dentons.
Mr. Swain was appointed to his present position as Executive Vice President and Chief Financial Officer in October 2006 and from May 2006 served as Senior Vice President and interim Chief Financial Officer of the Company. Prior to that, and from January 2000, he was Senior Vice President and Controller of the Company.
Mr. Thomas was appointed to his present position as Executive Vice President, Global President, Platform Solutions effective January 1, 2021. Prior to that, Mr. Thomas served as Executive Vice President, Global President, Crawford Specialty Solutions effective January 1, 2018, Executive Vice President and CEO, U.S. Services from November 2015 and from January 2015, he was Senior Vice President, CEO, U.S. Property & Casualty.
Mr. Van Bakel was appointed to his position as Senior Vice President and President of Loss Adjusting, North America in January 2021. He was previously the president of Crawford Canada, a role he held since 2013. Mr. Van Bakel joined Crawford in 1992 and has served in several leadership positions within the organization.
Mr. Bart was appointed to the role of Executive Vice President and Chief Executive Officer, International Operations effective January 1, 2022. Mr. Bart has been with the Company for 18 years. He previously served as Senior Vice President and President, Loss Adjusting International, President, Global Technical Services and prior to that was President, Asia Pacific. Before moving into Management, Mr. Bart had extensive experience as a loss adjuster handling a wide range of large and complex losses.
Mr. Burke was appointed to the role of Senior Vice President and Chief Client Officer, Global Client Development for the Company in 2016. Throughout his tenure at the Company, Mr. Burke has held multiple roles, including Chief Executive Officer, UK & Ireland and head of Crawford Global Markets. Mr. Burke joined the Company in April 2003 as Managing Director of its UK General Insurance business having previously held the position of Chief Operating Officer, GAB Robins UK.
Mr. Carden was appointed to his present position as Senior Vice President and Chief Accounting Officer in October 2014. Prior to that, and from January 2008, he was Vice President and International Controller of the Company.
Mr. Hoberman was appointed to his present position as Senior Vice President and President, TPA on January 1, 2022. From February 5, 2021, he served as President, TPA, North America. Prior to that, he served as Chief Client Officer of Broadspire from January 2016 to February 2021. Mr. Hoberman joined the Company in July 2012 and held several executive claims, business development and account management positions within the Company.
Ms. Verma was appointed to her present position as Senior Vice President and Chief People & ESG Officer in July 2022. From April 2017 through June 2022, she was Vice President, Training, Talent and DEI at the Company. From March 2014 through April 2017, she was Director, Talent Management.
Ms. Stevenson was appointed to her present position as Senior Vice President, General Counsel and Corporate Secretary in June of 2020. Prior to her role as General Counsel, Ms. Stevenson served as deputy general counsel beginning in January of 2019. Ms. Stevenson first joined the Company as counsel for Crawford TPA: Broadspire in 2006.
CORPORATE GOVERNANCE
Director Independence
Our Corporate Governance Guidelines and the listing standards of the NYSE provide that a majority of our directors are required to be independent directors, as in effect from time to time. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence.
As required by our Corporate Governance Guidelines, the Board of Directors has reviewed and analyzed the relationships of each director nominee with the Company and its management. The purpose of the review was to determine whether any relationships or transactions involving directors, or any of their respective affiliates or immediate family members, were inconsistent with a determination that the director is independent for purposes of serving on the Board and any of its committees.
As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the Board of Directors, except Mr. Verma who is the Chief Executive Officer, and Mr. Blanco who is the President of the Company. In making such determination, the Board also considers any “related party transactions” entered into between the Company and the applicable director or director nominee, regardless of whether such transaction is required to be disclosed pursuant to the rules and regulations of the SEC.
Standing Committees
The Board of Directors has four standing committees: the Executive Committee; the Audit Committee; the Governance Committee; and the Compensation Committee.
The Executive Committee.   The Executive Committee currently consists of Mr. Crawford as Chair, Ms. Jarrard and Messrs. Patel, and Verma as members. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held four meetings during 2022.
The Audit Committee.   The Audit Committee currently consists of Mr. Williams as Chair, and Ms. Beale, Mr. Bready, Ms. Hannusch, and Mr. Ogburn as members. Mr. Williams was appointed Chair of the Audit Committee on July 31, 2017. The Board has determined that all the members of the Audit Committee are independent under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Williams is an “Audit Committee Financial Expert” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.
The Audit Committee has adopted a written charter, approved by our Board of Directors, which is available at www.crawco.com under “Governance Documents” under the “ESG” tab located on the “Investors” page. The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, the independent registered public accounting firm’s qualifications, independence and performance and the Company’s corporate finance matters, including its capital structure. The Audit Committee, as required by the NYSE, discusses with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management.
The Audit Committee appoints and discharges our independent registered public accounting firm, reviews with the independent registered public accounting firm the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm and approves the independent registered public accounting firm’s audit and non-audit services and fees.
The Audit Committee also reviews and approves related party transactions in accordance with the Company’s written related party transactions policy. The Company’s related party transactions policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s related party transactions policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions.
The Audit Committee held twelve meetings during 2022.
The Governance Committee.   The Governance Committee currently consists of Mr. Patel as Chair, and Messrs. Crawford, and Crawford, Jr., and Ms. Hannusch as members. The Governance Committee operates under a written charter approved by the Board of Directors. Pursuant to that charter, the Governance Committee ensures that management has adopted an enterprise risk management program, and regularly reviews and discusses the program with management and exercises oversight over the compliance and ethics functions receiving regular reports from management with respect to those areas. The Governance Committee advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices, oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents and actively identifies, evaluates and recommends director nominees for the Board according to the guidelines stated in its charter, including reviewing candidates recommended by shareholders.
The Governance Committee believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s shareholders. Pursuant to our Bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person is eligible for nomination or re-nomination to the Board after such person has reached the age of 72. In selecting directors or director candidates, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and other perceived needs.
The Governance Committee held four meetings during 2022.
The Compensation Committee.   The Compensation Committee currently consists of Mr. Ogburn as Chair and Mr. Crawford, Ms. Jarrard and Ms. Beale as members. The Board of Directors has determined that all members of the Compensation Committee are independent under the NYSE listing standards. The Compensation Committee has adopted a written charter, approved by the Board of Directors. The Compensation Committee is primarily responsible for the design and oversight of the Company’s executive compensation policies, plans and practices. The Compensation Committee formulates and approves the salary, equity compensation awards and other compensation payable to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, equity compensation awards and other compensation for all other officers of the Company.
A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk-taking by Company employees.
The Compensation Committee held six meetings in 2022.
For additional information about the Compensation Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining executive officer compensation, see “Compensation Discussion and Analysis” below.
Executive Sessions of Independent Directors
Independent directors are required to meet regularly without management participation. During 2022, there were five meetings of independent directors. Ms. Jarrard, as Non-Executive Chair of the Board, presides at these meetings.
Meetings of the Board of Directors and Board Attendance
During 2022, the Board of Directors held five meetings and each of the current directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member (during the period in which he or she was a director). The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. With the exception of Mr. Ogburn and Mr. Patel, all director nominees attended the 2022 annual meeting, which was held in person.
Corporate Governance Guidelines, Committee Charters and Code of Business Conduct
The Company’s Corporate Governance Guidelines, board committee charters and Code of Business Conduct and Ethics are available on its website at www.crawco.com through the “Governance Documents” link under the “ESG” tab on the “Investors” page and are also available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092.

Leadership Structure
The Chair of the Board presides at all meetings of the Board and the shareholders and exercises such other powers and duties as the Board may assign her. Generally, the Chair of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decisions as to whom should serve as Chair, as President, and as Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.
Ms. Jarrard has served as a member of the Board since July 2018 and as Non-Executive Chair of the Board since May 14, 2021. The Board currently believes that, based on the skills and current responsibilities of the various Board members and management as well as the current general economic, business and competitive environment, separation of the chair and chief executive officer roles remains appropriate, as it enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our shareholders by the Board and (iv) our overall leadership structure.
Risk Management
The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making.
The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high-level goals, strategies, and policies to set the tone and direction for appropriate levels of risk taking within the business. Our Board also regularly reviews the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place.
In addition to these reviews, our executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and related risks. Members of management most knowledgeable of relevant issues attend and present at Board meetings to provide additional insight into items being discussed, including risk exposures. Our directors always have access to Company management at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings from time to time as appropriate to address specific issues.
The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees, as discussed above. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.
Director Compensation
The table below outlines the compensation paid to each of our non-management Directors. The competitiveness of pay elements provided to the Directors are reviewed annually by the Compensation Committee. Market data for the review is provided by the independent compensation consultant retained by the Compensation Committee. For 2022, the annual compensation structure for the Directors consisted of:

Element	Value
Annual Cash retainer (paid quarterly)	$50,000
Restricted share award (granted annually)	$90,000
Board meeting fees	$1,500 per meeting
Committee meeting fees	$1,500 per meeting
Audit Committee Chair (paid quarterly)	$17,000
Compensation Committee Chair (paid quarterly)	$10,000
Governance Committee Chair (paid quarterly)	$10,000
Executive Committee Chair (paid quarterly)	$10,000
Chair of the Board (paid quarterly)	$100,000
Restricted share awards granted to Directors in 2022 vested in full on December 31, 2022.
Directors who also serve as employees of the Company do not receive separate compensation for their service on the Board.
The following table provides compensation information for the year ended December 31, 2022, for each non-employee member of our Board of Directors during 2022. See “Summary Compensation Table” for information relating to Mr. Verma’s and Mr. Blanco’s compensation. Mr. Verma and Mr. Blanco did not receive any additional compensation for serving as a member of our Board of Directors.
Director Compensation Table
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
Inga K. Beale	$87,500	$89,995	—	—	—	$177,495
Cameron M. Bready	23,966	28,036	—	—	—	52,002
Jesse C. Crawford	90,000	89,995	—	—	—	179,995
Jesse C. Crawford, Jr.	63,500	89,995	—	—	—	153,495
Lisa G. Hannusch	83,000	89,995	—	—	—	172,995
Michelle E. Jarrard	174,000	89,995	—	—	—	263,995
Charles H. Ogburn	96,000	89,995	—	—	—	185,995
Rahul Patel	79,500	89,995	—	—	—	169,495
D. Richard Williams	94,000	89,995	—	—	—	183,995

(1)
Represents the grant date fair value of awards calculated in accordance with Accounting Standards Codification Topic 718 Compensation Stock Compensation” (“ASC 718”). See Note 12 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan.

(2)
Preferential earnings from the Crawford & Company Nonqualified Deferred Compensation Plan for Eligible Employees and Eligible Directors (the “Deferred Compensation Plan”).

Stock Ownership Guidelines for Non-Employee Directors
The Compensation Committee has approved stock ownership guidelines with specified equity ownership targets for non-employee members of our Board. Non-employee Board members are required to own shares in the Company equal in value to $200,000 or 25,000 shares for 2022. With the exception of Mr. Bready, who has until September 13, 2024 to achieve his target ownership level, all current non-employee members of the Board are in compliance with the applicable ownership targets.
Communications with our Board; Shareholder Nominees
Individuals may communicate with our Board by sending a letter to the Company’s Governance Committee, P.O. Box 921936, Norcross, Georgia 30010. Your letter will be shared with all members of our Board and may, at the discretion of the Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chair of the Governance Committee,” Board of Directors, Crawford & Company at this same address.
Any shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of either class of common stock of the Company for at least one year prior to the submission of a candidate for director and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director for the term beginning on the date of the 2024 annual meeting of shareholders. The candidate must meet the qualifications stated in the Company’s bylaws and, the submission must be made to the Company’s Governance Committee at P.O. Box 921936, Norcross, Georgia 30010, no more than 120 days and no less than 90 days prior to the anniversary date of the 2023 Annual Meeting.
The Governance Committee will review all candidates submitted by shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.
CRAWFORD’S EMPLOYEE WELLNESS, ENGAGEMENT AND DEVELOPMENT
Employee Wellness
At Crawford, we believe our ability to deliver on our purpose of Restoring Lives, Businesses and Communities is directly linked to the well-being of our workforce. As such, we provide a variety of comprehensive benefit programs that are designed to support the physical, mental and financial well-being of our people. Examples of such programs include: formal wellness programs with fitness challenges and incentives for prioritizing physical exercise and accessing preventive care services; company-paid flu shots; employee assistance programs; group healthcare and telemedicine programs; discounts for gym memberships; company-sponsored retirement savings plans; financial education webinars; tuition assistance; and programs that support work-life balance such as remote work arrangements, flex-time, paid-time off, and parental leave.
We are committed to helping our employees and their dependents maintain health and wellness by providing them with access to high levels of care. In 2022, we continued our contract with Headspace to provide all global employees with access to the Headspace App, at no cost, to encourage them to focus on self-care and build resilience through mindfulness, regular exercise, and good sleep habits. We also offered a comprehensive wellness program with Virgin Pulse Health to encourage healthy behaviors and lifestyle choices. Crawford employees in the U.S. had access to Hinge Health, a solution that delivers resources to assist employees with overcoming chronic pain from home. With a tablet and wearable sensors, Hinge Health solution connects with a personal health coach and offers self-guided, self-paced exercise therapy sessions.
Employee Engagement
Due to the Covid 19 pandemic, we have created new work arrangements for our workforce by offering flexible working as an enduring new work norm and not just a pandemic response. The changes in workforce priorities and preferences challenged us to think differently about how work gets done in an increasingly digitized and virtual world, while still meeting the needs of all stakeholders, retaining our culture of collaboration, and providing excellent service to our clients. In our new hybrid approach, we view work as a thing to do rather than a place to go. The program helped employees structure their workspace, adapt routines, and interact with colleagues to help ensure best results. The main focal areas of our agile working program include flexible location, flexible work, part-time work, compressed work week and flexible start/stop times.
In September 2022, we conducted our annual Employee Pulse Survey for all our global workforce to measure their sentiment on enhancing our employee experience and culture. Our overall response rate of 75% showed a strong desire from our employees to be heard. Our overall survey results in 2022 vs. 2021 showed consistent and positive responses in the areas of Growth Mindset; Diversity, Equity, and Inclusion (DEI) and Manager Support. Our intentional DEI efforts such as hiring from a diverse candidate pool, promoting employee-led Resource Groups, and rolling out Unconscious Bias training are valued by our employees. Approximately, 88% of our employees believe that they do not face bias due to their personal identity and 81% agreed that Crawford is committed to fair treatment of its employees.
Finally, we received highly favorable scores on two new elements measured in the Pulse Survey —  empowerment and customer centricity. Empowerment is one of our RESTORE values and demonstrates trust in our employees to make autonomous decisions, challenge the status quo and experiment with new ideas. Employees favorably responded to their departments and teams looking for better ways to serve their customers and agreed the Company has a deep understanding of what our customers think is important.
Employee Development
Training is not only a core value today but also a key component of Crawford’s heritage. Employee development continued to be of strategic importance in 2022. We required our adjusters and other employees to build capabilities for strengthening their core skills, navigating disruptions and re-inventing themselves. Throughout 2022, we provided classes for our adjusters and other employees to develop and enrich their professional skills and obtain certifications. Approximately 2,600 employees completed the Anti-Fraud compliance course, and 1,884 learners completed the URAC Standards review course. We conducted 15 loss adjusting courses including Residential Property Loss Adjusting (3 weeks in duration), Commercial Property Loss Adjusting (2 weeks in duration), Casualty (1 week in duration) and Xactimate (1 week in duration) classes for our adjusters. Through these classes, adjusters are not only exposed to the technical aspect of claims handling but also trained on critical success behaviors such as empathy and customer service — attributes we consider crucial for becoming a world-class claims professional. Our adjusters in the U.S. completed 224 designations courses offered by The Institutes, an educational provider of risk management and insurance courses. The designations included Associate in Claims (AIC), Associate in Risk Management (ARM) and Chartered Property Casualty Underwriter (CPCU). Additionally, a total of approximately 1,600 individual courses were completed for Property Technical Certification (PTC) courses.
In 2022, we continued our learning journey to develop Crawford managers through a global development program called Manager Acceleration Program (MAP). The objective of this high-impact program is to enhance manager effectiveness. MAP consists of a comprehensive curriculum designed to help managers reach their full leadership potential and master skills for motivating, empowering, and successfully managing teams. In this learning journey, managers experience a blend of courses through online, self-paced and virtual instructor-led delivery formats. The content is both behavior and skill based and leverages premier educational providers such as LinkedIn Learning and Franklin Covey. We also launched a leadership development program for 75 of our senior leaders to elevate their leadership impact by offering courses through external leadership experts in areas such as leading high performing teams; mastering priorities; creating an environment of trust and candor; delegation and execution; building strategic relationships; and maximizing emotional intelligence.
Our proprietary learning platform, KMC OnDemand (KMC), became an important source of on-line training for technical and professional development courses. In 2022, our learners spent 41,742 hours on KMC. We also trained over 8,800 unique learners for an average of 4.7 hours per learner. The wide spectrum of KMC courses on loss adjusting, liability and workers compensation are also offered to our clients and other adjusters in the industry. Additionally, KMC contains a robust catalog of courses that are Continuing Education (CE) accredited, and in 2022 we processed 750 CE requests. LinkedIn Learning became a popular learning platform for our employees to develop their professional skills and in 2022 we developed learning paths and curricula for our employees by leveraging the platform. Employees world-wide completed approximately 9,300 learning courses and viewed 219,000 videos on the LinkedIn Learning platform.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of our compensation philosophy, objectives, policies and practices is focused primarily on our executive officers and includes a detailed discussion of compensation for the following five named executive officers during the fiscal year ended December 31, 2022:
Name	Office
Rohit Verma	Chief Executive Officer
Joseph O. Blanco	President
W. Bruce Swain, Jr.	Executive Vice President and Chief Financial Officer
Andrew Bart	Executive Vice President and Chief Executive Officer — International Operations
Larry C. Thomas	Executive Vice President and Global President — Platform Solutions
Overview
The fundamental philosophy of the Compensation Committee with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of “pay for performance” and aligning management’s interests with our shareholders’ interests to support long-term value creation and to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. As a result, a significant portion of our executive officers’ compensation opportunity is “at-risk pay” with actual payments dependent upon Company and individual performance. The Compensation Committee regularly reviews our compensation programs to ensure continued alignment with the underlying philosophy and principles and makes adjustments as appropriate to accomplish these objectives.
For 2022, the Compensation Committee worked with its independent compensation consultant, described in more detail below, to develop and analyze comparative data on executive compensation with a goal of setting and maintaining total executive compensation at levels competitive to compensation paid to executives in similar positions within our comparator companies (described below). In determining this level, the Compensation Committee acknowledged that, as a result of the significant at-risk components of compensation described in more detail elsewhere in this discussion and analysis, actual payouts may be significantly above or below this level based on actual performance when compared to target performance.
In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors from time to time, including recommendations from senior executive officers and any compensation consultants, both described below, the recent historical and expected contributions of the individual executive officer, the Company’s historical and expected financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future), internal pay equity and the appropriate level of risk taking, all as described below.
Among the factors taken into consideration by the Compensation Committee in setting 2022 compensation was the Company’s performance as measured by earnings per share, revenue and operating earnings. The Compensation Committee believes that earnings per share is a useful metric in determining certain components of executive compensation because of the strong correlation with the creation of value for shareholders. The Compensation Committee believes that revenue is a useful metric in determining certain components of executive compensation because of the Company’s focus on growth and an increase in revenue is a strong measure of growth. Operating earnings is the primary financial performance measure used by the Company’s senior management to evaluate financial performance and make resource allocation decisions and so the Compensation Committee believes it is a useful metric for purposes of setting components of executive compensation. The table below shows actual Company-wide revenue and operating earnings as well as earnings per share used in 2022. Company-wide revenue and operating earnings were used as metrics for determining the Company’s 2022 short-term incentive compensation awards. Cumulative earnings per share (adjusted per the terms of the LTIP plan), as explained in note 2 below, is used as the metric for determining the Company’s 2021-2023 and 2022-2024 long-term incentive performance share unit awards.
2022
Revenue before Reimbursements (millions)	$1,221.7(1)
Operating Earnings (millions)	$62.0(1)
Earnings Per Share (used for purposes of 2021-2023 LTIP calculation)	$0.48(2)
Earnings Per Share (used for purposes of 2022-2024 LTIP calculation)	$0.56(2)

(1)
Adjusted for foreign exchange impact.

(2)
For purpose of calculating 2021-2023 LTIP Performance Share Units (“PSU”), earnings per share of $0.48 (adjusted per the terms of the LTIP plan) will be used to determine whether the three-year cumulative earnings per share target was achieved at the end of 2023. For the 2022-2024 LTIP PSU, earnings per share of $0.56 (adjusted per the terms of the LTIP plan) will be used. For purposes of the 2021 and 2022 PSU awards, “earnings per share” means net income attributable to shareholders of the Company, determined on a consolidated basis in accordance with U.S. GAAP, divided by the weighted average of CRD-A and CRD-B diluted shares outstanding. Net income excludes any material gains or losses related to: (i) changes in GAAP or application thereof that materially affects performance goals; (ii) changes in tax law, including the impact on deferred tax assets and liabilities; (iii) unanticipated regulatory changes; (iv) any unbudgeted gains or losses attributable to any entity acquired or disposed of during the period; (v) asset impairment charges; and (vi) unbudgeted FX gains or losses.

Elements of Compensation
In the Compensation Committee’s compensation philosophy, there are generally three key elements used in the Company’s executive compensation program: (1) base salary, (2) an annual cash incentive opportunity and (3) equity incentive awards, including a long-term performance-based equity incentive opportunity. In addition, from time to time when circumstances merit an award, the Compensation Committee may make discretionary cash or equity bonus awards.
	Base Salary	Annual Cash Incentive	Equity Incentives
Form of compensation	Cash	Cash	Equity
Type	N/A	Annual Cash Incentive	Time-Vested Restricted Stock Performance Share Units
Purpose	Pay for individual job performance and merit	Incentivize achievement of annual financial and operating goals	Reward creation of shareholder value over a long-term period
Performance Measures	N/A	Revenue Operating Earnings	Earnings Per Share
Both annual and long-term incentive opportunities are considered at-risk pay. Discretionary bonus awards, if any, may be in the form of cash or equity, and may be granted with or without performance or time-based vesting requirements.
In addition to base salary, annual cash incentives and equity incentives, we typically provide certain other compensation and benefits, such as participation in the Company’s health and welfare or retirement benefit plans generally available to employees, and limited perquisites that we believe are necessary or appropriate in the marketplace to allow us to attract and retain executive talent, but that we do not expect to comprise a material portion of compensation in a year. In addition, our senior executive officers are provided with enhanced life and disability insurance to further support the retention elements of our program.
The Compensation Committee generally does not, and in 2022 did not, follow a precise formula for allocating between these key elements of compensation or in considering whether to grant any discretionary bonus awards, or the type thereof to our executive officers. Each element of compensation generally operates independently of any other and is designed to motivate towards, and reward, a different component of behaviors and results. As a result, except in limited circumstances, the Compensation Committee does not believe that it is appropriate for payment (or lack thereof) of one element in any period to impact payment of any other elements.
The Compensation Committee, however, does review information that compares each element of compensation, both separately and in the aggregate, to amounts paid by comparator companies for executives in similar roles, and believes it appropriate to target each element of compensation near the median, or midpoint, of compensation paid by such companies.
Role of the Compensation Committee and Administration of Compensation
The role of the Compensation Committee, among its other responsibilities, is to:
•
annually review the Company’s goals and objectives relative to CEO and other executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable positions at comparable companies and the cash, equity and other compensation paid to the Company’s executive officers in past years;

•
annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers;

•
annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs;

•
review and make recommendations to the Board of Directors regarding the approval and adoption of, and any amendments to, the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans; and

•
in light of the foregoing, consider and, when appropriate, grant cash bonuses, stock options, performance share units, restricted stock and other discretionary awards under the Company’s cash and equity incentive compensation plans.

As noted above, the Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company executives, including our named executive officers.
Role of Certain Senior Executive Officers in Executive Compensation Matters
Although the Compensation Committee makes the final decisions regarding executive compensation, our executive officers also play a role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation opportunities. Certain of the Company’s senior executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers (other than themselves) under our incentive compensation plans and the assessment of the individual performance of other executive officers who are direct reports to such officers. As a result of regular interaction, the Compensation Committee believes these senior executive officers are best able to provide appropriate personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee has the discretion to consider any such recommendations when determining overall executive compensation.

Compensation Consultants
The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, in its sole discretion, any compensation consultant which assists in the evaluation of director, CEO or other executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2022, the Compensation Committee engaged Pay Governance LLC to advise it on executive, board of directors and general compensation matters for the Company, including a review of the peer group, a review of stock ownership guidelines for executives and directors and assisting with incentive plan design changes. In connection with such advice, Pay Governance LLC provided competitive market intelligence regarding executive officer and director compensation levels in the market, conducted an independent risk assessment of our executive compensation programs and an update on trends and developments in executive compensation. Pay Governance LLC does not have a relationship with, nor did it provide any services to, the Company other than the engagement by the Compensation Committee and, taking into account the six compensation consultant independence factors adopted by the SEC to guide companies in determining the independence of compensation consultants, the Compensation Committee concluded that the work of Pay Governance LLC did not raise any conflicts of interest that are required to be disclosed and provides the Compensation Committee with objective and independent compensation advisory services.
Benchmarking
For purposes of benchmarking 2022 compensation levels and target opportunities, compensation of the Company’s executive officers was benchmarked against target compensation for similar positions at a selected comparator group. As noted above, the Compensation Committee targets each element of compensation within a competitive range around the median, or midpoint, of compensation paid by such peer companies. Due to the limited number of direct competitors of the Company that are both publicly traded and in a similar line of business, the Compensation Committee worked with Pay Governance LLC in 2019 to develop a customized benchmarking approach. In 2022, the Compensation Committee continued to use that multi-pronged approach to fully inform the Compensation Committee’s perspective. Where available, three data points were used across the following three categories:
1.
Customized Business Services Industry Comparator Group;

2.
General Industry Survey Data (Size-Adjusted using revenue regression or tabular cuts to approximate Company’s annual revenues); and

3.
Insurance Industry Comparator Group (Companies with market cap between three-quarters to four times).

Due to volatility in the Customized Business Services Industry Comparator Group, in 2022 the group was moved down on the priority list benchmarking and the Committee relied more heavily on the General Industry Survey Data.
The Customized Business Services Industry Comparator Group for 2022 was as follows:
Barrett Business Services Inc.
CBIZ, Inc.
CorVel Corporation
Cross Country Healthcare, Inc.
CSG Systems International, Inc.
DWF Group plc
Exela Technologies, Inc.
HireRight Holdings Corporation
Kforce Inc.
Resources Connection
Robert Walters plc
StarTek, Inc.
SThree plc

The Business Services Industry Comparator Group was updated in 2022 to add DWF Group plc, HireRight Holdings Corporation, StarTek, Inc. and remove Sykes Enterprises, Incorporated.
Compensation and Risk Management
The Compensation Committee regularly evaluates whether our executive compensation philosophy, executed through the principles of pay for performance and aligning management and shareholder interests, encourages excessive or unnecessary risk taking. The Compensation Committee believes that our executive compensation philosophy does not encourage excessive or unnecessary risk taking. By dividing our executives’ compensation into base salary, annual cash incentive compensation and long-term equity incentive compensation, the Compensation Committee believes it appropriately weighs the performance-based compensation our executives may earn between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation award opportunities are capped at a set percentage of an executive’s applicable target award, affording protection against disproportionately large incentives. Our long-term equity compensation is paid in the form of opportunities to earn shares of the Company’s Class A Common Stock, and the Compensation Committee may provide that such awards are both earned and vested over time. We believe performance goals coupled with time-based vesting for equity awards further encourages our executives’ sustained focus on the long-term performance of the Company. Further, the adoption of best practice risk mitigating policies like stock ownership guidelines, prohibition on hedging and pledging shares and a clawback policy further moderate potential risks in the incentive plans. In 2022, Pay Governance LLC conducted an independent assessment of potential risks within the Company’s executive incentive plans. After reviewing these results, the Committee concluded that the plans were not likely to motivate inappropriate risk taking and the plans struck the appropriate balance between motivating performance and mitigating risk.
Stock Ownership Guidelines
The Compensation Committee believes long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s shareholders. Executives are considered to have achieved the guideline when either of the thresholds, multiple of base salary or number of shares, are achieved. The following table reflects the guidelines:
Executive Level	Multiple of Base Salary		Number of Shares
CEO	3.0x	Or	300,000
President	2.5x	Or	200,000
Executive Vice Presidents	2.0x	Or	120,000
Senior Vice Presidents	1.0x	Or	45,000
Until the ownership guideline is achieved, the executive is expected to retain at least 75% of the shares received upon exercise of an option or vesting of time-based restricted stock units or performance shares, after payment of exercise price and withholding and payroll taxes. Executives who do not comply with these guidelines will not be permitted to sell or dispose of the Company stock until they reach the required ownership target.
Mr. Verma had achieved his targeted ownership level as Chief Operating Officer and has until May 31, 2024, to achieve his new target ownership level. Mr. Bart has until February 10, 2025 to achieve his new target ownership. Other than Mr. Verma and Mr. Bart, our named executive officers comply with the stock ownership guidelines.
Hedging and Pledging Policies
The Company has established a policy broadly prohibiting our employees and directors from engaging in any speculative, short-term, or hedging activities (or activities that are designed to hedge) with respect to securities of the Company (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), without exceptions. In addition, members of the Board of Directors and officers may not engage in pledging Company securities as collateral to secure debt or engage in transactions where the Company’s securities are held in a margin account.
Clawback Policy
The Company’s clawback and recoupment policy covers any current or former officer of the Company subject to Section 16 of the Exchange Act. The policy requires covered officers to forfeit and repay to the Company the portion of the officer’s incentive compensation received within the three years preceding an accounting restatement that exceeds the amount that would have been payable based on the restated financial results. In 2018, the Company’s clawback and recoupment policy was expanded to allow the Compensation Committee to direct the recovery of incentive compensation from certain individual officers if such officer engaged in fraud, theft, misappropriation, embezzlement, or dishonesty to the material detriment of the Company’s financial results as filed with the SEC irrespective of whether or not the activity resulted in an accounting restatement. In February 2023, the NYSE published its proposed listing requirement that implements the SEC’s clawback rule mandated by the Dodd-Frank Act. When the SEC approves the NYSE’s proposed rule, the Board intends to review the Company’s clawback and recoupment policy and implement any required changes for compliance with NYSE requirements.
Components of Compensation
Base Salary
For certain executive officers, including the named executive officers, the Company believes that it is appropriate to enter into written employment agreements with such persons. These agreements typically provide for, among other things, a minimum base salary, which was determined based on negotiations with the applicable person and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable. For additional information on our employment agreements with our named executive officers, see “Employment and Change in Control Arrangements” below.
The Compensation Committee typically re-evaluates the base salary of the CEO on an annual basis. In connection with this evaluation, the Compensation Committee performs an assessment of personal performance during the preceding year, historical and expected contributions to the Company. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee, with the assistance of its independent compensation consultant, also evaluates overall market conditions, both within the Company’s comparator group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of comparable positions at other companies.
Based on a variety of data (including published national surveys, recent and anticipated Company performance, discussions with the Compensation Committee, and other relevant information), the CEO annually considers and recommends to the Compensation Committee any increases in the base salaries of our other named executive officers for the next fiscal year.
The following salary increases were made between 2021 and 2022.
	2021 Salary	2022 Salary	% Change
Mr. Verma	$716,250	$716,250	0.0%
Mr. Blanco	$575,000	$575,000	0.0%
Mr. Swain	$457,600	$475,000	3.8%
Mr. Bart	$401,781	$414,144	3.1%
Mr. Thomas	$474,500	$474,500	0.0%
Annual Cash Incentive Opportunity
Annual cash incentive award opportunities are intended to align our annual performance and results with the compensation paid to the persons who are most responsible for such performance, and to motivate and reward achievement of operational and strategic business goals. For 2022, the Compensation

Committee approved award opportunities for our executive officers, including our named executive officers. These awards were granted under the Company’s short-term incentive plan (“STIP”), a component of the Crawford & Company 2016 Management Team Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”). Under the STIP, each participating executive officer is provided advance goals that can, from year to year, include corporate, segment and individual targets, weighted appropriately for the executive’s position in the Company. Award payout eligibility generally requires, among other things, continued employment through the date of the actual payout. Due to the Company’s significant international operations and the fact that it reports its consolidated financial results in U.S. dollars, annual performance metrics are adjusted to eliminate the impact of any movements in exchange rates so that individuals do not benefit from or are not negatively impacted by the movement in exchange rates. Accordingly, the actual results disclosed in this discussion may not be consistent with our published results. Final payments pursuant to the STIP are at the discretion of the Compensation Committee.
For each of the named executive officers, the Compensation Committee established threshold, target and maximum award opportunity levels (as a percentage of 2022 annual base salary) for purposes of the STIP after taking into account market-competitive factors and any contractually mandated payout levels contained in applicable employment agreements. The STIP award opportunities (set out as a percentage of each named executive officer’s 2022 annual base salary) were as set out below:
	Threshold Award Opportunity (as a percentage of base salary)	Target Award Opportunity (as a percentage of base salary)	Maximum Award Opportunity (as a percentage of base salary)
Mr. Verma	25.50	85.0	170.0
Mr. Blanco	19.50	65.0	130.0
Mr. Swain	17.25	57.5	115.0
Mr. Bart	17.25	57.5	115.0
Mr. Thomas	17.25	57.5	115.0
For 2022, the Compensation Committee selected performance under the following metrics as the basis for award opportunities, as these metrics are used by management to evaluate and analyze results and the impact on the Company of strategic decision making, and which the Compensation Committee considers as important to the Company and representative of the Company’s success in achieving operational and financial improvements:
Metric	Weight
Revenue	50%
Operating Earnings	50%
Given the Company’s focus on growth, revenue is one of the primary metrics measured for determining the Company’s success in achieving operational and financial objectives under the 2022 plan. Operating earnings is the other primary financial performance measure used by the Company’s senior management to evaluate the financial performance of the Company and to make resource allocation decisions. The Compensation Committee considers revenue and operating earnings as appropriate metrics for determining payouts under the STIP instead of net income computed in accordance with generally accepted accounting principles in the United States (“GAAP”), believing operating earnings to be a more accurate performance measure given that operating earnings represent earnings before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill impairment charges, contingent earnout adjustments, reserves on certain income tax assets, income taxes, and net income or loss attributable to non-controlling interests.
STIP awards were deemed earned for a relevant metric only if actual performance exceeded the specified threshold level. If actual performance did not exceed the threshold level of any metric, no payout was made under that metric. If actual performance equaled target levels, participating executive officers were entitled to 100% of the target STIP award applicable to that metric. If actual performance for one or more metrics was between threshold and target levels, or target and maximum levels, the participating executive officers were entitled to a ratable portion of the STIP award based upon linear formulas.

Goals for each relevant financial metric under the STIP were set at target levels as contained in the Company’s 2022 internal operating plan. Threshold and maximum goals were set at the percentages of the target level. The following table sets forth the 2022 threshold and maximum goals for each relevant financial metric under the STIP:
	Threshold Goal (as a percentage of target)	Maximum Goal (as a percentage of target)
Revenue	95%	105%
Operating Earnings	85%	125%
In addition, a funding threshold was added to the plan which must be met for any STIP payment to be made. The funding threshold required the Company to achieve $62.0 million in operating earnings in 2022. Any performance below this threshold would reduce the total STIP pool available for payout to participants dollar for dollar. These metrics were measured at and applied on a Company-wide basis. For all the named executive officers, 100% of their award opportunities were allocated to the achievement of these metrics, based on overall Company performance.
The 2022 STIP also added an Adjusted EBITDA Margin modifier for Mr. Verma and Mr. Blanco. The modifier adjusts calculated payouts +/- 10% depending on performance as shown in the table below:
2022 Adjusted EBITDA Margin	Adjustment Factor
10.80% or Higher	+10%
10.00% to 10.79%	None
Less than 10.00%	-10%
With respect to the total company revenue portion of the award, the maximum performance goal was exceeded which resulted in funding of 200% and with respect to the operating earnings portion of the award, the threshold performance goal was not achieved. Based on the 200% payout achievement on the revenue metric and 0% on the operating earnings metric, the initial overall achievement factor was 100% of target. Since the actual operating earnings achieved was $6 million below the minimum funding threshold, the payout factor was reduced to 57% of target achievement.
Additionally, the Company’s Adjusted EBITDA Margin was below 10% and as a result, Mr. Verma and Mr. Blanco’s STIP payouts were further reduced by 10%.
The following tables set forth the applicable threshold, target and maximum performance goals, and actual performance, for the corporate-wide metrics in 2022. Like 2021, we continue to use a target range, rather than a singular target value, for our operating earnings metric. This design feature is due to continued macro uncertainties and the inherent earnings variability in our claims business.
Corporate	Threshold	Target	Maximum	Actual
Revenue	$1,081,255	$1,138,626	$1,195,012	$1,221,675(1)
Operating Earnings	$68,000	$80,000-90,000	$100,000	$62,001(1)

(1)
Adjusted for foreign exchange impact.

Based on this 2022 performance, the actual STIP payouts approved by the Compensation Committee for Messrs. Verma, Blanco, Swain, Bart and Thomas are set forth below.
	Actual Award (in dollars)	Actual Award (as a percentage of target)
Mr. Verma	$294,711	48.4%
Mr. Blanco	180,923	48.4%
Mr. Swain	146,904	53.8%
Mr. Bart	121,218	53.8%
Mr. Thomas	146,749	53.8%

Long-Term Incentive Opportunity for 2022
The Compensation Committee designed the Company’s long-term incentive compensation program with a goal of incentivizing management towards creating long-term shareholder value. For 2022, long-term incentive plan (“LTIP”) award opportunities were granted to Messrs. Verma, Blanco Swain, Bart and Thomas under the terms of the Crawford & Company 2016 Omnibus Stock and Incentive Plan (the “Omnibus Stock Plan”), and, if earned, were payable in shares of the Company’s Class A Common Stock or cash, if so elected by the executive. Final payments pursuant to LTIP awards are at the discretion of the Compensation Committee.
The 2022 LTIP awards were based on a target award value, 50% of which were granted as performance share units conditioned on Company performance, described below (the “Performance Award”), and 50% of which were granted as time vested restricted stock units which vest based on the continued employment of the executive (the “Time Vested Award”). The target value and breakout by award vehicle for each named executive officer are set forth below.
	Target Value ($)	Performance Share Units 50%	Time Vest Shares 50%
Mr. Verma	$950,000	$475,000	$475,000
Mr. Blanco	750,000	375,000	375,000
Mr. Swain	500,000	250,000	250,000
Mr. Bart	500,000	250,000	250,000
Mr. Thomas	500,000	250,000	250,000
The Time Vested Awards vest ratably over a three-year period. The Performance Awards are earned based on 2022-2024 cumulative earnings per share. The Compensation Committee selected earnings per share as the financial metric for determining payouts under the Performance Awards due to its correlation with the creation of value for shareholders. If the Company’s 2022-2024 cumulative earnings per share is at least $2.45, 30% of the award of performance share units will be earned. If the Company’s 2022-2024 cumulative earnings per share is at least $2.70, up to $2.85, the “target” level, 100% of the award of performance share units will be earned. If the Company’s 2022-2024 cumulative earnings per share is $3.15 or greater, 200% of the award of performance share units will be earned. The percentage of performance share units earned will be adjusted ratably for cumulative earnings per share between $2.45 and $3.15. None of these performance share units will be earned if cumulative earnings per share are less than $2.45. For purposes of calculating earnings per share under the Performance Awards, certain additional adjustments are made to the earnings per share reported by the Company. See note 2 to the table set forth under ‘‘Overview’’ above.
Shares Earned from the 2020 to 2022 Performance Share Award Period
The Company’s absolute stock price appreciation for the 2020-2022 award was below the threshold performance level resulting in no shares being earned from the 2020 performance award. The Compensation Committee certified no payout for the 2020-2022 performance award period.
Other Elements of Compensation
Based on market competitive practices and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain and Mr. Thomas participate in a noncontributory qualified retirement plan that was frozen as of December 31, 2002. All U.S. based named executive officers are also eligible to participate in a qualified 401(k) plan (the “401(k) Plan”) and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. The Company also provides life insurance benefits, disability insurance benefits, and automobile allowances for certain of our executives, including the named executive officers, as noted in the Summary Compensation Table, below. Our named executive officers are also party to employment arrangements that provide severance and change-in-control protection.

Tax and Accounting Considerations; Deductibility of Executive Compensation
In evaluating compensation program alternatives, the Compensation Committee has considered the potential impact on our company of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to their chief executive officers and certain other named executive officers (“Covered Employees”). An exemption from the $1 million deduction limit for performance-based compensation was generally repealed by the Tax Cuts and Jobs Act in 2017. While the previously available exemption is generally no longer available, in making its compensation decisions for our Covered Employees, the Compensation Committee endeavors to focus on performance-based components of executive compensation, while retaining maximum flexibility in designing compensation programs that are in the best interests of our company and our shareholders, even if that approach may result in payments which are not deductible under Section 162(m).

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
Summary Compensation Table
The following tables provide information concerning compensation paid to, or accrued by the Company for, our named executive officers at December 31, 2022.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
R. Verma Chief Executive Officer	2022	$716,250	—	$868,784	—	$294,711	$24,076	$35,300	$1,939,121
	2021	715,615	—	887,514	—	638,675	17,881	228,054	2,487,739
	2020	626,923	—	837,727	$169,864	158,272	16,692	37,415	1,846,893
J. O. Blanco President	2022	$575,000	—	$685,886	—	$180,923	$5,045	$33,632	$1,480,486
	2021	575,144	—	700,680	—	392,082	1,989	30,756	1,700,651
	2020	500,885	—	747,232	$150,006	97,036	1,135	25,572	1,521,866
W.B. Swain Executive Vice President, Chief Financial Officer	2022	$475,000	—	$457,253	—	$146,904	$0(6)	$31,114	$1,110,271
	2021	457,600	—	467,109	—	276,026	10,045	36,463	1,247,243
	2020	457,600	—	489,843	$99,873	86,105	61,374	31,947	1,226,742
Andrew Bart(5) Chief Executive Officer − International Operations	2022	$410,020	—	$457,253	—	$121,218	—	$150,020	$1,138,511
L.C. Thomas Executive Vice President; Global President − Platform Solutions	2022	$474,500	—	$457,253	—	$146,749	$0(6)	$33,981	$1,112,483
	2021	474,258	—	467,109	—	286,220	0(6)	35,808	1,263,395
	2020	463,500	—	489,843	$99,873	87,215	50,745	68,388	1,259,564

(1)
The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The amounts disclosed here include payout, at Target performance, for our Performance Share Units. See the Grants of Plan-Based Awards table for the range of potential payouts under the Performance Share Units.

(2)
See the section “Compensation Discussion and Analysis” for a discussion of how these amounts were calculated.

(3)
Represents the following amounts for 2022: (i) Mr. Swain: $19,858 preferential earnings from the Deferred Compensation Plan and ($69,160) actuarial decrease in pension value; (ii), Mr. Verma and Mr. Blanco: $24,076 and $5,045 respectively, preferential earnings from the Deferred Compensation Plan; and (iii) Mr. Thomas: $17,472 preferential earnings from the Deferred Compensation Plan and ($138,516) actuarial decrease in pension value.

(4)
Represents the following amounts for 2022: (i) Mr. Verma: a $13,327 Company contribution to the Deferred Compensation Plan; a $8,700 Company contribution to the 401(k) Plan; $1,735 in premium payments on term life insurance; and $11,538 on a company car; (ii) Mr. Blanco: $10,888 Company contribution to the Deferred Compensation Plan; a $8,700 Company contribution to the 401(k) Plan; $1,924 in premium payments on term life insurance; $120 gift card; and $12,000 on a company car; (iii) Mr. Swain: a $5,872 Company contribution to the Deferred Compensation Plan; a $8,700 Company contribution to the 401(k) Plan; $5,356 in premium payments on term life insurance; $120 gift card; and $11,066 on a company car; (iv) Mr. Bart: a $32,220 contribution to pension costs; a $16,323 private travel allocation; a $76,647 payment for housing and incremental living expenses; $1,200 in premium payments on life insurance; a $4,221 payment for a tax accountant and $19,409 for a company car allowance; and (v) Mr. Thomas: a $7,248 Company contribution to the Deferred Compensation Plan; a $8,700 Company contribution to the 401(k) Plan; $5,347 in premium payments on term life insurance; $120 gift card; and $12,566 on a company car.
(5)
Mr. Bart became a named executive officer in 2022. Compensation for Mr. Bart is paid in British pounds sterling and converted to U.S. dollars using the average exchange rate in effect for each particular year. Amounts are determined based on payments in the fiscal year of the Company, and not the fiscal year of the Company’s international subsidiaries, which may differ from the fiscal year of the Company.

(6)
The 2022 change in pension value less preferential earnings from the Deferred Compensation Plan for Mr. Swain was ($49,302) and the 2021 and 2022 change in pension value less preferential earnings from the Deferred Compensation Plan for Mr. Thomas was ($26,687) and ($121,044), respectively.

Grants of Plan-Based Awards
The Company maintains the Omnibus Stock Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. The Omnibus Stock Plan was adopted at the Company’s 2016 annual meeting of shareholders, and, effective May 11, 2016, replaced the Crawford & Company Executive Stock Bonus Plan (the “Stock Bonus Plan”) for purposes of awards granted following that meeting. Non-equity incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2022, to each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.
		Estimated Possible Payouts Under Non-Equity Incentive Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name and Position	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Verma	2/9/2022	$0	$608,813	$1,217,625	18,316	61,053	122,106	61,053	—	—	868,784
J. O. Blanco	2/9/2022	0	373,750	747,500	14,460	48,200	96,400	48,200	—	—	685,886
W. B. Swain	2/9/2022	0	273,125	546,250	9,640	32,133	64,266	32,133	—	—	457,253
A. Bart	2/9/2022	0	225,369	450,739	9,640	32,133	64,266	32,133	—	—	457,253
L. C. Thomas	2/9/2022	0	272,838	545,675	9,640	32,133	64,266	32,133	—	—	457,253

(1)
Amounts represent the potential payout of awards granted under the STIP. These awards were granted subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis Annual Cash Incentive Opportunity.” Actual amounts paid under the STIP to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)
Represents the potential number of performance share units payable under the LTIP. These awards are subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis Long-Term Incentive Opportunity.”

(3)
The grant date fair value of awards granted under the LTIP to the named executive officers was determined as reported in the Summary Compensation Table under the “Stock Awards” column.

Outstanding Equity Awards at December 31, 2022
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2022 of each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Verma	39,611	—	—	$8.60	2/07/2028	—	—	—	—
	58,320	—	—	9.70	2/11/2029	—	—	—	—
	42,319(1)	21,160(1)	—	9.01	2/10/2030	—	—	—	—
	8,912(2)	4,457(2)	—	5.58	5/14/2030	—	—	—	—
	—	—	—	—	—	—	—	53,854(3)	$299,428
	—	—	—	—	—	—	—	17,955(4)	99,830
	—	—	—	—	—	—	—	61,053(5)	339,455
	—	—	—	—	—	—	—	40,698(6)	226,281
J. O. Blanco	22,222	—	—	$7.90	5/09/2027	—	—	—	—
	21,606	—	—	8.60	2/07/2028	—	—	—	—
	38,880	—	—	9.70	2/11/2029	—	—	—	—
	28,212(1)	14,107(1)	—	9.01	2/10/2030	—	—	—	—
	22,281(2)	11,141(2)	—	5.58	5/14/2030	—	—	—	—
	—	—	—	—	—	—	—	42,517(3)	$236,395
	—	—	—	—	—	—	—	14,176(4)	78,819
	—	—	—	—	—	—	—	48,200(5)	267,992
	—	—	—	—	—	—	—	32,131(6)	178,648
W. B. Swain	35,919	—	—	$9.22	2/08/2027	—	—	—	—
	36,010	—	—	8.60	2/07/2028	—	—	—	—
	38,880	—	—	9.70	2/11/2029	—	—	—	—
	28,212(1)	14,107(1)	—	9.01	2/10/2030	—	—	—	—
	—	—	—	—	—	—	—	28,344(3)	$157,593
	—	—	—	—	—	—	—	9,450(4)	52,542
	—	—	—	—	—	—	—	32,133(5)	178,659
	—	—	—	—	—	—	—	21,420(6)	119,095
A. Bart	15,000	—	—	$6.52	5/11/2026	—	—	—	—
	17,959	—	—	9.22	2/07/2028	—	—	—	—
	18,005	—	—	8.60	2/07/2028	—	—	—	—
	19,440	—	—	9.70	2/11/2029	—	—	—	—
	14,106(1)	7,054(1)	—	9.01	2/10/2030	—	—	—	—
	—	—	—	—	—	—	—	19,841(3)	$110,316
	—	—	—	—	—	—	—	6,615(4)	36,779
	—	—	—	—	—	—	—	32,133(5)	178,659
	—	—	—	—	—	—	—	21,420(6)	119,095

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
L. C. Thomas	14,500	—	—	$5.08	3/27/2023	—	—	—	—
	35,919	—	—	9.22	2/08/2027	—	—	—	—
	36,010	—	—	8.60	2/07/2028	—	—	—	—
	38,880	—	—	9.70	2/11/2029	—	—	—	—
	28,212(1)	14,107(1)	—	9.01	2/10/2030	—	—	—	—
	—	—	—	—	—	—	—	28,344(3)	$157,593
	—	—	—	—	—	—	—	9,450(4)	52,542
	—	—	—	—	—	—	—	32,133(5)	178,659
	—	—	—	—	—	—	—	21,420(6)	119,095

(1)
Shares vested 33.33% on February 10, 2021 and February 10, 2022 and vest 33.34% on February 10, 2023.

(2)
Shares vested 33.33% on May 14, 2021 and May 14, 2022 and vest 33.34% on May 14, 2023.

(3)
Shares vest 100% on December 31, 2023.

(4)
Shares vested 33% on December 31, 2021 and December 31, 2022 and vest 34% on December 31, 2023.

(5)
Shares vest 100% on December 31, 2024.

(6)
Shares vested 33% on December 31, 2022 and vest 33% December 31, 2023 and vest 34% on December 31, 2024.

Option Exercises and Stock Vested
The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers. All such awards were exercised for shares of Class A Common Stock.
Name	Option Awards Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Stock Awards Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Verma	—	—	48,235	$268,192
J. O. Blanco	—	—	40,165	223,323
W. B. Swain	—	—	25,616	142,425
A. Bart	—	—	19,980	111,089
L. C. Thomas	—	—	25,616	142,425
Pension Benefits at December 31, 2022
The Company maintains a non-contributory retirement plan, the Crawford & Company Retirement Plan (the “Retirement Plan”), for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Of our named executive officers, Messrs. Swain and Thomas participate in the Retirement Plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. The following table provides information concerning the pension benefits as of December 31, 2022 with respect to the named executive officers.
Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
R. Verma	—	—	—	—
J. O. Blanco	—	—	—	—
W. B. Swain	Crawford & Company Retirement Plan	10	$252,806	—
A. Bart	—	—	—	—
L. C. Thomas	Crawford & Company Retirement Plan	18	460,777	—
Nonqualified Deferred Compensation
The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or 401(k) Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. The SERP currently allows the Company, if it elects to make a discretionary contribution to the 401(k) Plan for eligible employees, to also make an additional SERP matching contribution to the SERP for participants in the SERP. The Company may also make contributions to the Deferred Compensation Plan to make up for benefits not provided under the 401(k) Plan because of limitations on individual contributions to the 401(k) Plan. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.
Name	Executive Contributions in LastFY ($)(1)	Company’s Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R. Verma	$127,735	$13,327	$24,076	—	$811,984
J.O. Blanco	$98,021	$10,888	$5,045	—	$184,721
W.B. Swain	$102,638	$5,872	$19,858	$76,177	$683,123
A. Bart	—	—	—	—	—
L.C. Thomas	$94,900	$7,248	$17,472	—	$620,026

(1)
These amounts were also included in “Salary” for 2022 in the Summary Compensation Table.

(2)
These amounts were also reported in “All Other Compensation” in the “Summary Compensation Table” in the Registrant’s Proxy Statement for its 2022 annual meeting.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
The Company is party to agreements with its named executive officers that contain provisions regarding employment and payments upon a change in control. In addition, the Company maintains various benefit plans that provide for accelerated vesting in the event of a termination of employment, including in connection with a change in control. These agreements and plans are summarized below.
Employment and Severance Agreements
Mr. Verma
On April 23, 2020, the Company entered into an Executive Employment Agreement appointing Mr. Verma as Chief Executive Officer effective May 15, 2020. In exchange for such service, Mr. Verma is entitled to an annual salary of $675,000 which was increased to $700,000 effective January 1, 2021.

Mr. Verma is entitled to an annual cash incentive opportunity under the Company’s STIP, or any successor plan(s), with a current target award of not less than 85% of his annual base salary, and a maximum award opportunity of 170% of his annual base salary. Mr. Verma is eligible to participate in the Crawford LTIP. Mr. Verma’s “target” LTIP award for 2020 was adjusted to $850,000 effective with the change of title and duties and was increased to $900,000 effective January 1, 2021. Both short-term and the long-term award opportunities, including amounts and metrics, will be determined by the Compensation Committee.
If Mr. Verma is terminated without cause (as defined by his employment agreement) or following a change of control of the Company, Mr. Verma will be entitled to 18 months of his then-current salary plus a pro rata cash bonus for the year of his termination. Any such payments will be conditioned on Mr. Verma entering into a separate agreement with the Company, which agreement will contain a general release of the Company and covenants restricting competition, solicitation of clients and solicitation of employees following his departure.
Mr. Blanco
On April 23, 2020, the Company entered into an Executive Employment Agreement appointing Mr. Blanco as President effective May 15, 2020. In exchange for such service, Mr. Blanco is entitled to an annual salary of $550,000 which was increased to $575,000 effective January 1, 2021. Mr. Blanco is entitled to an annual cash incentive opportunity under the Company’s STIP, or any successor plan(s), with a current target award of not less than 65% of his annual base salary, and a maximum award opportunity of 130% of his annual base salary. Mr. Blanco is eligible to participate in the Crawford LTIP. Mr. Blanco’s “target” LTIP award for 2020 was adjusted to $750,000 effective with the change of title and duties. Both short-term and the long-term award opportunities, including amounts and metrics, will be determined by the Compensation Committee.
If Mr. Blanco is terminated without cause (as defined by his employment agreement) or following a change of control of the Company, Mr. Blanco will be entitled to 18 months of his then-current salary plus a pro rata cash bonus for the year of his termination. Any such payments will be conditioned on Mr. Blanco entering into a separate agreement with the Company, which agreement will contain a general release of the Company and covenants restricting competition, solicitation of clients and solicitation of employees following his departure.
Mr. Swain
On October 29, 2020, the Company amended the Executive Employment Agreement (“Amendment”) with Mr. Swain. Pursuant to the Amendment, Mr. Swain is entitled to an annual base salary of at least $457,600, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Swain is eligible to participate in the STIP and the LTIP. In addition, Mr. Swain is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.
In the event that Mr. Swain’s employment is terminated for reasons other than cause, (as defined by his employment agreement), or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Swain will be entitled to receive: (i) eighteen months of his then-current base salary and(ii) the pro-rata amount of any bonus which would have been earned for the year in which he is terminated, provided all applicable performance conditions are met. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Swain entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.
In connection with entering into the agreement, Mr. Swain also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Swain to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.
Mr. Thomas
On October 28, 2020, the Company amended the Executive Employment Agreement (“Amendment”) with Mr. Thomas. Pursuant to the Amendment, Mr. Thomas is entitled to an annual base salary of $463,500,

subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Thomas is eligible to participate in the STIP and the LTIP. In addition, Mr. Thomas is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.
In the event that Mr. Thomas’s employment is terminated for reasons other than cause (as defined by his employment agreement) or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Thomas will be entitled to receive a lump sum amount equal to 12 months of his then-current base salary. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Thomas entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.
In connection with entering into the agreement, Mr. Thomas also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Thomas to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.
Mr. Bart
On March 16, 2021, the Company entered into a UK Executive Contract of Employment (“Agreement”) with Mr. Bart. Pursuant to the Agreement, Mr. Bart was entitled to an annual base salary of £325,000, subject to periodic review and increase by the Company’s Chief Executive Officer, and Mr. Bart is eligible to participate in the STIP and the LTIP. Mr. Bart’s salary was increased to £335,000 on January 1, 2022 with his promotion to CEO — International Operations and he was eligible to receive increased STIP and LTIP awards. In addition, Mr. Bart is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of pension and life and health benefit insurance premiums.
The Agreement is terminable by either party with twelve (12) months written notice. At its discretion, the Company may terminate Mr. Bart’s employment at any time (including prior to the expiration of the twelve (12) month notice period) and, subject to certain exceptions, pay Mr. Bart a sum equal to the amount of his base salary at the time of the termination for the unexpired twelve (12) month notice period, together with an additional amount equal to the fair value of any other contractual benefits to which he is entitled under the Agreement. During the notice period, the Company, at its discretion, may relieve him from all or a portion of his working obligations for the remainder of the notice period; however, he will continue to be entitled to his base salary and benefits under his Agreement until expiration of the notice period.
The Agreement also contains provisions requiring Mr. Bart to comply with confidentiality, non-competition, non-disclosure, and non-solicitation covenants during the term of the Agreement and for up to twelve (12) months after the termination of his employment.
Equity Incentive Plans and Awards
Awards issued under the Omnibus Stock Plan are subject to vesting conditions described in related award agreements. Unvested, earned LTIP awards issued under the Company’s Omnibus Stock Plan are subject to accelerated vesting in the event of an executive’s termination of employment as a result of death, disability, retirement or separation from service in connection with a change-in-control of the Company. In the event of such an executive’s termination of employment as a result of death, disability or retirement, the executive’s unvested earned performance awards will continue to vest as if the executive had remained employed by the Company. In the event of such an executive’s termination of employment in connection with a change-in-control of the Company, the executive’s unvested earned performance awards will vest on a pro-rata basis (based on the elapsed time of the vesting period) as of the date of such change-in-control.
Pension and Other Benefits
Upon retirement or other termination of employment, certain executive officers are entitled to pension and other retirement benefits under the Retirement Plan and SERP. See “Executive Compensation Pension

Benefits” for information about the pension and other retirement benefits payable to the named executive officers under the Retirement Plan and SERP. In addition, upon termination of employment due to disability, our executives are entitled to disability benefits under Company sponsored disability plans.
Termination and Change-in-Control Tables for 2022
The following table summarizes the compensation and other benefits that would have become payable to certain of our named executive officers assuming their employment had terminated on December 31, 2022. In addition, the table also summarizes the compensation that would become payable to these named executive officers assuming that a change in control of the Company had occurred on December 31, 2022.
In reviewing these tables, please note the following:
•
Cash severance in connection with a change in control or a termination without cause without a change in control is paid over time, consistent with the current payroll process.

•
Life insurance benefits payable upon death represent the death benefit payable to the named executive officer’s beneficiaries by the life insurance company.

•
Disability benefits reflect benefits payable to the employee by the plan provider resulting from a qualified illness or injury as defined in the plan.

•
No payment value was ascribed to presently vested and exercisable equity incentive awards, as such awards are not impacted by a separation from service or change in control.

•
All parties complied with any required notice provisions in the applicable agreement.

•
Each of the named executive officers complied with all restrictive and other covenants applicable to such officer.

•
Performance stock awards subject to achievement of performance goals are included on a pro rata basis at 100% achievement of Company performance of that target as provided in the applicable agreements in the event of a change of control and termination without cause. Time vested stock awards will vest at 100% on the date of the change in control.

Benefits and Payments	Termination in Connection with a Change in Control	Termination Without Cause	Termination for Good Reason	Death	Disability
R. Verma
Cash Severance	$1,369,086	$1,369,086	—	—	—
Stock Awards	$1,119,973	$1,119,973	—	—	—
Life Insurance	—	—	—	$2,400,000	—
Disability Benefits	—	—	—	—	$971,250
COBRA Benefit	$30,990	$30,990	—	—	—
Total	$2,520,049	$2,520,049	—	$2,400,000	$971,250
J O. Blanco
Cash Severance	$1,043,423	$1,043,423	—	—	—
Stock Awards	$902,232	$902,232	—	—	—
Life Insurance	—	—	—	$1,400,000	—
Disability Benefits	—	—	—	—	$680,625
COBRA Benefit	$30,990	$30,990	—	—	—
Total	$1,977,645	$1,977,645	—	$1,400,000	$680,625
W.B. Swain
Cash Severance	$859,404	$859,404	—	—	—
Stock Awards	$595,887	$595,887	—	—	—
Life Insurance	—	—	—	$1,132,000	—
Disability Benefits	—	—	—	—	$540,540
COBRA Benefit	$20,660	$20,660	—	—	—
Total	$1,475,951	$1,475,951	—	$1,132,000	$540,540
A. Bart
Cash Severance	$531,238	$531,238	—	—	—
Stock Awards	$518,209	$518,209	—	—	—
Life Insurance	—	—	—	$1,656,575	—
Disability Benefits	—	—	—	—	$246,012
COBRA Benefit	—	—	—	—	—
Total	$1,049,447	$1,049,447	—	$1,656,575	$246,012
L. C. Thomas
Cash Severance	$621,249	$621,249	—	—	—
Stock Awards	$595,887	$595,887	—	—	—
Life Insurance	—	—	—	$1,227,000	—
Disability Benefits	—	—	—	—	$547,800
COBRA Benefit	$14,894	$14,894	—	—	—
Total	$1,232,030	$1,232,030	—	$1,227,000	$547,800

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Verma our CEO:
For 2022, our last completed fiscal year:
•
the annual total compensation of our median employee was $53,208;

•
the annual total compensation of our CEO was $1,939,121.

Based on this information, for 2022, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 36 to 1.
SEC rules allow a registrant to use the same median employee for comparison purposes for up to three years unless there has been a change in the registrant’s employee population or compensation arrangements that the registrant reasonably believes would result in a significant change in the disclosure. We have concluded that there has not been a change in our employee population or compensation arrangements that would cause us to reasonably believe that there would be a significant change in the disclosure. Therefore, for purposes of CEO Pay Ratio disclosure for the 2022 fiscal year herein, we are comparing the 2022 total compensation for our median employee that we identified for the 2022 CEO Pay Ratio disclosure, against the 2022 total compensation of our CEO.
With respect to the annual total compensation of our median employee, we identified and calculated the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $53,208.
Below is a description of the methodology and the material assumptions, adjustments and estimates that we used to identify our median employee. We believe that this information is useful to put into context the ratio comparing the annual total compensation of the median employee in our company with the annual total compensation of our CEO.
We determined that, as of December 31, 2021, our employee population consisted of approximately 8,720 individuals working at the Company and our consolidated subsidiaries. Given our global business, our workforce is distributed among several countries and regions. Of those, approximately 40.7% of these employees are located in the United States.
As of December 31, 2021, our employee population was distributed as follows (all numbers approximate):
Location	Employees
United States	3,552
Canada	928
United Kingdom	1,418
Europe and Middle East	737
Australia	420
Philippines	810
Asia Pacific	251
Latin America	604
Total	8,720
Given our multiple payroll systems and the differing fiscal years of our company and its subsidiaries, to identify our median employee we measured compensation using the 12-month period ending December 31, 2022. Our compensation programs vary from region to region and among our various consolidated subsidiaries in each region, from country to country. Our employees are compensated on either a salaried basis or an hourly basis. In addition, some employees receive commissions or bonuses. We included salary or hourly wages, as applicable, as well any bonuses or commissions earned for 2021 (irrespective of whether such amounts were paid in 2021, or 2022) in our measurement.
Our workforce includes several part-time employees and temporary employees. In making our determination of the median employee, we did not annualize the compensation of part-time employees, temporary employees, or employees who were hired in 2022 but did not work for us or our consolidated subsidiaries for the entire fiscal year. In certain regions employees are paid based on a 13-month year, which was included in compensation for purposes of the determination of the median employee. We also did not make any cost-of-living adjustments in identifying the median employee. For purposes of this disclosure, we applied foreign currency to U.S. dollar exchange rates using the rate of exchange of each applicable currency as of December 31, 2021. Based on that analysis, we determined that our median employee was a full-time, hourly employee located in the United States.
PAY VERSUS PERFORMANCE DISCLOSURE TABLE
We are required by SEC rules to disclose the following information regarding compensation paid to our NEOs. The amounts set forth below under the headings “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid for NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Notes 3, 4 and 6 below set forth the adjustments from the Total Compensation for each NEO reported in the Summary Compensation Table above. The following table sets forth additional compensation information of our Chief Executive Officer (CEO) and our non-CEO NEOs along with total shareholder return, net income attributable to shareholders, and revenue before reimbursements results for fiscal years 2020, 2021 and 2022:
Year	Summary Compensation Table Total for Current CEO(1)	Summary Compensation Table Total for Former CEO(2)	Compensation Actually Paid to Current CEO(3)	Compensation Actually Paid to Former CEO(4)	Average Summary Compensation Table Total for Non-CEO NEOs(5)	Average Compensation Actually Paid to Non-CEO NEOs(6)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) Attributable to Shareholders (in thousands)	Revenue before Reimbursements (in thousands)(8)
							Total Shareholder Return Class A/B	Peer Group Total Shareholder Return(7)
2022	$1,939,121	—	$536,981	—	$1,210,438	$392,442	$77 / $73	$119	$(18,305)	$1,189,482
2021	$2,487,739	—	$2,470,618	—	$1,372,878	$1,355,049	$104 / $107	$119	$30,692	$1,102,032
2020	$1,846,893	$1,856,122	$975,910	$690,423	$1,242,618	$1,033,511	$66 / $73	$107	$28,296	$982,492

(1)
The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Verma, our chief executive officer, for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”).

(2)
The dollar amounts reported in this column are the amounts of total compensation as reported in the Crawford & Company 2021 Proxy Statement for Mr. Agadi, our former chief executive officer, for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”).

(3)
The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Verma as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Verma during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Verma’s total compensation for each year to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid for Current CEO:
Current CEO:	2022	2021	2020
SCT Total Compensation	$1,939,121	$2,487,739	$1,846,893
Less: Stock and Option Award Values Reported in SCT for the Fiscal Year	(868,784)	(887,514)	(1,007,591)

Current CEO:	2022	2021	2020
Plus: Fair Value for Stock and Option Awards Granted and Vested in the Fiscal Year	112,020	133,111	74,010
Change in Fair Value for Stock and Option Awards Granted in Prior Years and Vested in Fiscal Year	(40,666)	101,796	(463,891)
Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	308,489	626,333	1,066,387
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	(412,952)	9,153	(120,062)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	(500,246)	—	(419,837)
Compensation Actually Paid	$536,981	$2,470,618	$975,910
Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of the grant date. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted share unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance accrual modifier as of year-end and as of the date of vest. Time-vested restricted unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end and as of each date of vest.
(4)
The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Agadi as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Agadi during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Agadi’s total compensation for each year to determine the compensation actually paid using the same methodology described in Note 3:

Adjustments to Determine Compensation Actually Paid for Former CEO:
Former CEO:	2022	2021	2020
SCT Total Compensation	—	—	$1,856,122
Less: Stock and Option Award Values Reported in SCT for the Covered Year	—	—	(890,175)
Plus: Fair Value for Stock and Option Awards Granted and Vested in the Fiscal Year	—	—	81,199
Change in Fair Value for Stock and Option Awards Granted in Prior Years and Vested in Fiscal Year	—	—	(156,970)
Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	—	—	668,980
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	—	—	(40,589)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	—	—	(828,144)
Compensation Actually Paid	—	—	$690,423

(5)
The dollar amounts reported in this column represent the average of the amounts reported for the company’s named executive officers as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Bart, Blanco, Swain and Thomas; (ii) for 2021, Messrs Blanco, Hoberman, Swain and Thomas; and (iii) for 2020, Ms. Lisenbey, Messrs. Blanco, Swain and Thomas.

(6)
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding our CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding our CEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding our CEO) for each year to determine the compensation actually paid, using the same methodology described above in Note 3:
Adjustments to Determine Compensation Actually Paid for Non-CEO NEOs:
Average Compensation	2022	2021	2020
SCT Total Compensation	$1,210,438	$1,372,878	$1,242,618
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(514,411)	(506,251)	(453,663)
Plus: Fair Value for Stock and Option Awards Granted and Vested in the Fiscal Year	66,328	73,561	38,644
Change in Fair Value for Stock and Option Awards Granted in Prior Years and Vested in Fiscal Year	(22,117)	58,121	(55,556)
Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	182,657	346,132	743,522
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	(234,959)	10,607	(262,309)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	(295,493)	—	(200,034)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	—	—	(19,712)
Compensation Actually Paid	$392,442	$1,355,049	$1,033,511

(7)
The peer group used for this purpose is S&P Property-Casualty Insurance Index.

(8)
We have determined that Revenue before Reimbursements is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers, for the most recently completed fiscal year, to company performance. In the normal course of business, the Company incurred certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in the consolidated results of operations as the Company is considered the principal in these transactions. Revenues before reimbursements are reported separately on the face of the statements of operations.

Pay versus Performance
The following chart provides a graphical representation of the Compensation Actually Paid to the current CEO and Average Non-CEO NEO’s as compared to the Company’s total shareholder return. Former CEO data was excluded as it is not meaningful.

The following chart provides a graphical representation of the Compensation Actually Paid to the current CEO and Average Non-CEO NEO’s as compared to the Company’s Net Income (Loss). Former CEO data was excluded as it is not meaningful.
The following chart provides a graphical representation of the Compensation Actually Paid to the current CEO and Average Non-CEO NEO’s as compared to the Company’s Revenue Before Reimbursement. Former CEO data was excluded as it is not meaningful.

The following chart provides a graphical representation of the Company’s five-year cumulative TSR versus our industry peer group, the S&P 500 Property-Casualty Insurance Index.
Most Important Performance Measures
The table below lists our most important performance measures used to link “Compensation Actually Paid” for our NEOs to company performance, over the fiscal year ending December 31, 2022. The performance measures included in this table are not ranked by relative importance.
Revenue before Reimbursements
Operating Earnings
Earnings Per Share (adjusted per note 2 to the table set forth under “Overview” above)

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION
The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
CHARLES H. OGBURN, CHAIR
INGA K. BEALE
JESSE C. CRAWFORD
MICHELLE E. JARRARD

STOCK OWNERSHIP INFORMATION
Security Ownership of Management
The following table sets forth information, as of March 17, 2023, as to shares of Class A and Class B Common Stock beneficially owned by each current director, director nominee, each of the named executive officers, and all current directors and executive officers as a group. As of March 17, 2023, there were 28,910,472 shares of Class A Common Stock and 19,848,490 shares of Class B Common Stock outstanding.
	Amount and Nature of Beneficial Ownership(1)		Percent of Total Shares Outstanding(2)
Name	Class A	Class B	Class A	Class B
Inga K. Beale	45,689	—	—	—
Joseph O. Blanco(3)	363,466	30,000	1.3%	—
Cameron M. Bready	19,685	—	—	—
Jesse C. Crawford(4)	10,743,187	12,956,597	37.2	65.3%
Jesse C. Crawford, Jr.(5)	1,491,083	49,238	5.2	—
Lisa G. Hannusch	55,700	—	—	—
Michelle E. Jarrard	86,229	—	—	—
Charles H. Ogburn(6)	479,597	1,000	1.7	—
Rahul Patel	84,417	—	—	—
D. Richard Williams	89,737	—	—	—
Rohit Verma(7)	398,675	8,000	1.4	—
W. Bruce Swain(8)	446,213	1,000	1.5	—
Larry C. Thomas(9)	348,861	73	1.2	—
Andrew Bart(10)	205,296	—	—	—
All current executive officers and directors as a group (20 persons)(11)	15,190,477	13,045,908	52.4%	65.7%

(1)
Except as otherwise indicated in the following notes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.

(2)
Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.

(3)
Includes 158,449 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 17, 2023.

(4)
The shares of Class A Common Stock shown as beneficially owned by Mr. Crawford include 9,845 shares held in trust for his son over which he has sole voting and shared dispositive power, 1,822,335 shares held by Rex Holdings, LLC over which he has sole voting and dispositive power, 1,827,665 shares held by Keepers, LLC over which he has sole voting and dispositive powers, 929,700 shares held in the 2012 Family Trust over which his wife is trustee, but he has indirect dispositive power pursuant to a substitution power in the trust and an unaffiliated bank has the power to add charities as beneficiaries of the trust and distribute shares to any such charities, 288,840 shares held in an irrevocable trust over which his wife is trustee, 54,864 shares held in a family trust over which Mr. Crawford has sole voting and dispositive power as trustee, and 379,921 shares owned by Crawford Partners, L.P. (“Partners”). Mr. Crawford holds 100% of the membership units of Liverpool II, LLC (“Liverpool”), which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. Each of Partners and Liverpool report sole voting and dispositive power over 379,921 shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. See Note 1 to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.

(5)
Does not include 298,685 shares of Class A Common Stock held in trusts where he is the beneficiary, but over which he has no voting or dispositive power.

(6)
The shares shown as beneficially owned by Mr. Ogburn include 22,451 shares of Class A Common Stock held in an account in his spouse’s name over which he shares voting and dispositive power.

(7)
Includes 174,779 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 17, 2023.

(8)
Includes 153,128 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 17, 2023.

(9)
Includes 167,628 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 17, 2023.

(10)
Includes 91,564 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 17, 2023.

(11)
Includes 961,996 shares of Class A Common Stock as to which voting or dispositive power is shared and 907,052 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 17, 2023.

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 17, 2023.
Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class B Shares Outstanding
Jesse C. Crawford Crawford Media Services, Inc. 6 West Druid Hills Drive, N.E. Atlanta, Georgia 30329	12,956,597(1)	65.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,016,141(2)	5.1%
Truist Financial Corporation 214 North Tryon Street Charlotte, North Carolina 28202	1,098,891(3)	5.3%

(1)
Based on a Schedule 13D/A filed with the SEC by Jesse C. Crawford and Liverpool II, LLC (“Liverpool”) and Crawford Partners, L.P. (“Partners”), entities controlled by Mr. Crawford. Mr. Crawford holds 100% of the membership units of Liverpool, which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. According to said Schedule 13D/A, Mr. Crawford directly or indirectly has or can exercise sole voting and dispositive power over the shares. Each of Partners and Liverpool report sole voting and dispositive power over 10,466,931 of the above-reported shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. The amount also includes 404,912 shares held in a family trust over which Mr. Crawford has sole voting and dispositive power as trustee.

(2)
Based upon a Schedule 13G filed with the SEC by The Vanguard Group on February 9, 2023. According thereto, The Vanguard Group has no voting power with respect to any of the shares, has sole dispositive power with respect to 1,013,571 of the shares and shares dispositive power with respect to 2,570 of the shares.

(3)
Based upon a Schedule 13G/A filed with the SEC by Truist Financial Corporation (“Truist Financial”) on February 15, 2023. According thereto, the shares are held by certain subsidiaries of Truist Financial in various fiduciary and agency capacities. Truist Financial has sole voting and dispositive power over all the shares. Truist Financial disclaims any beneficial interest in any such shares.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND
RELATED TRANSACTIONS
The Company did not have any related party transactions in 2022. For information on the Company’s related party transaction policy, please refer to the Audit Committee discussion under “Standing Committees and Attendance at Board and Committee Meetings”, above.
EQUITY COMPENSATION PLANS
The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2022. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All the Company’s equity compensation plans have been approved by the Company’s shareholders.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	2,002,026(2)	$8.48(3)	12,158,187(4)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,002,026	$8.48	12,158,187

(1)
Excludes PSUs.

(2)
Includes shares issuable pursuant to outstanding PSUs, options under the Company’s stock option plans (1,541,905 shares), the Employee Stock Purchase Plan, as amended (149,330 shares), the International Employee Stock Purchase Plan (5,356 shares) and the U.K. ShareSave Scheme (305,435 shares).

(3)
Includes exercise prices for outstanding options under the Company’s stock option plans, the Employee Stock Purchase Plan, International Employee Stock Purchase Plan, and the U.K. ShareSave Scheme.

(4)
Represents shares which may be issued under, the Employee Stock Purchase Plan (433,541), the Non-Employee Director Stock Plan (330,638), the U.K. ShareSave Plan (2,000,000), the Omnibus Incentive Plan (8,481,499) and the International Employee Stock Purchase Plan (912,509). Excludes all shares that were unearned at December 31, 2022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent (10%) shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ended December 31, 2022, all of its officers, directors and greater than ten percent beneficial owners timely complied with all applicable filing requirements.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consists of Mr. Ogburn as Chair, Mr. Crawford, Ms. Beale and Ms. Jarrard. None of the foregoing individuals are or have been in the past officers or employees of the Company. None of the members of the Compensation Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.

PROPOSAL 2 — ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote is commonly referred to as the “say-on-pay” vote. The Company currently provides its shareholders a say-on-pay vote every two years. We believe every other year is the appropriate timing for this vote because a significant portion of our named executive officers’ compensation opportunity is at risk over a multi-year time and performance period. Full implementation and execution of our compensation philosophy and programs, and evidence thereof, is often a multi-year process. We believe a vote every two years helps ensure proper visibility into our long-term results and creation of shareholder value, and associated compensation. In addition, it helps reduce the possibility of irregular or anomalous results in any one year that may unduly impact the amount of compensation paid and, consequently, the results of a vote on such compensation. In the Company’s most recent advisory say-on-pay vote at the Company’s 2021 annual meeting of shareholders, approximately 94.2% of votes cast were “for” approval of the executive compensation as disclosed in our proxy statement relating to the 2021 annual meeting of shareholders. The Compensation Committee has considered the outcome of this vote in its ongoing establishment and oversight of the compensation of the executive officers of the Company.
Our executive compensation program has been designed to implement certain core compensation principles, namely “pay for performance” and alignment of management’s interests with our shareholders’ interests to support long-term value creation and encourage an appropriate level of risk-taking behavior consistent with our long-term strategy. While establishing our 2022 compensation programs and awarding compensation, our management and Compensation Committee determined what it considered appropriate levels and types of performance-based incentives to motivate our named executive officers to achieve short-term and long-term business goals. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation while also not unduly incenting management to take inappropriate risks. Please read the Compensation Discussion and Analysis and Pay versus Performance sections, including the accompanying compensation tables and related narrative, of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2022 compensation of our named executive officers.
The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation for our named executive officers and the compensation philosophy, objectives, policies and practices described in this proxy statement. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:
“RESOLVED, that the shareholders of Crawford & Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, Pay versus Performance and compensation tables and accompanying notes and narratives disclosed in this proxy statement.”
Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2023 and beyond.
The Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 also require us to provide shareholders the right to vote, on an advisory (nonbinding) basis, on the frequency with which the Company should include an advisory vote on executive compensation, like that contained in Proposal 2, at future annual meetings of shareholders. This advisory vote is commonly referred to as the “say-when-on-pay” vote. Shareholders may vote for a “say-on-pay” vote to occur every one, every two or every three years, or may abstain from voting.
The Board recommends that a say-on-pay shareholder advisory vote, like that contained in Proposal 2, be included in the Company’s proxy statement every TWO YEARS.
As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation programs are designed to support, among other things, long-term value creation. Considering, among other things, continued economic uncertainty and its impact on our various business units, we believe an overly significant focus on the production of results in or for any one period could distract management from this value-creating, longer term focus.
In support of this position, our core compensation principles ensure management’s interests are aligned with those of our shareholders and, for that reason, we believe it is appropriate that a significant portion of compensation be “at risk” over a multi-year period. As a result, and to increase focus on longer term results, we grant equity awards with multi-year performance targets and service periods. Additionally, we thoroughly and carefully review and consider any proposed changes to our executive compensation programs prior to implementation to maintain consistency in approach and credibility in execution, which are critical to motivate and retain executive officers and other employees. Full and proper implementation and execution, and evidence thereof, is often a multi-year process.
Furthermore, we have a long history of shareholder engagement on various governance matters and initiatives, including executive compensation matters, which is a key component of our overall corporate governance. We maintain, and expect to continue to maintain, appropriate lines of communication with shareholders outside of the formal shareholder resolution process, which we believe reduces the need for and value of more frequent formal resolutions. We remain open and accountable to shareholders.
As a result of the foregoing, in order to most appropriately align the evidenced results and evaluation of our executive compensation programs, reduce the potential for management distraction and in light of our history of shareholder accountability, we believe that it is most appropriate, and recommend that the Company’s shareholders vote in support of, an advisory vote on executive compensation every TWO YEARS.
Because this vote is advisory, it will not be binding on the Board or the Company. However, consistent with our record of shareholder engagement, we expect the Board to give due consideration to the preference selected by a majority of shareholders when making a determination as to the frequency with which the Company will hold an advisory vote on the frequency of future advisory votes on executive compensation.
The Board of Directors unanimously recommends a vote for “TWO YEARS” on the advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Ernst & Young LLP has been appointed by the Audit Committee of the Board of Directors to serve as the independent registered public accounting firm for the Company for the fiscal year 2023. Ernst & Young LLP has served as the independent registered public accounting firm of the Company since the Company’s 2002 fiscal year. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment as a matter of good corporate governance. Despite the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to appoint another auditor for 2023, without further shareholder action. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, if present, will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions. In addition, a report of the Audit Committee in connection with the independence of the auditor, as well as other matters, follows the Board’s recommendation on this matter below.
Fees Paid to Ernst & Young LLP
In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2022 and 2021:
	2022	2021
Audit Fees(1)	$3,917,606	$3,866,741
Audit related fees(2)	502,000	765,198
Tax fees(3)	665,450	941,715
All other fees	—	109,000
Total	$5,085,056	$5,682,654

(1)
Audit fees include: the annual consolidated financial statement audit, the annual audit of internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q, statutory and other financial statement audits.

(2)
Audit related fees include service organization control reports and due diligence services related to acquisition activity.

(3)
Tax fees consist principally of professional services rendered for tax compliance and tax planning and advice.

The Audit Committee reviews and pre-approves, in addition to all audit services, all non-audit services to be provided by the independent registered public accounting firm. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such services after due deliberation.
The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023.

AUDIT COMMITTEE REPORT
In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and the independent registered public accounting firm the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Management is responsible for the Company’s financial statements and the reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosure required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.
The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Company Manual Section 303A.06 and otherwise complied with the obligations stated therein.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
D. RICHARD WILLIAMS, CHAIR
INGA K. BEALE
CAMERON M. BREADY
LISA G. HANNUSCH
CHARLES H. OGBURN
SHAREHOLDER PROPOSALS
If you wish to nominate an individual for election at or bring business other than through a stockholder proposal before the 2024 Annual Meeting, you must deliver your notice to the Company’s Corporate Secretary at the address above between January 13, 2024, and February 12, 2024. Your notice to the Corporate Secretary must set forth information specified in the Company’s bylaws, including your name and address and the class and number of the Company’s shares of common stock that you beneficially own. In the event that the date of next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of this year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. Any adjournment or postponement of an annual meeting for which notice, or a public announcement has been given or made shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include the following as to each person you propose to nominate for election as a director: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of the Company’s share capital that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. The Company may require any proposed nominee to furnish other information as the Company may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
Any shareholder proposal to be presented at the 2024 annual meeting of shareholders must be received by the Company no later than December 9, 2023 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. In addition to satisfy the foregoing requirements, and to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2024.
OTHER MATTERS
The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.
April 7, 2023

Crawford

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 11, 2023.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

3. Proposal to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation. ☐ 1 year ☐ 2 years ☐ 3 years ☐ Abstain

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Shareowner ServicesP.O. Box 64945St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail24 Hours a Day, 7 Days a WeekYour phone or Internet vote authorizes the namedproxies to vote your shares in the same manner as ifyou marked, signed and returned your proxy card. INTERNET/MOBILE – www.proxypush.com/crd-Use Internet to vote your proxy until 11:59 p.m.(ET) on May 11, 2023.PHONE – 1-866-883-3382Use a touch-tone phone to vote your proxy until11:59 p.m. (ET) on May 11, 2023.MAIL – Mark, sign and date your proxy card andreturn it in the postage-paid envelope providedtime to be received by May 11, 2023. If you vote your proxy by Internet or by Telephone, youdo NOT need to mail back your Proxy Card. The Board of Directors Recommends a Vote FOR Each of the Director Nominees in Item 1,and “FOR” Item 2, for “TWO YEARS” in Item 3 and “FOR” Item 4.1. Proposal to elect the eleven (11) nominees listed below as Directors (except as indicated to the contrary below)01 I. K. Beale 05 J. C. Crawford, Jr. 09 R. Patel ■ Vote FOR all nominees ■ Vote WITHHELD02 J. O. Blanco 06 L. G. Hannusch 10 R. Verma (except as marked) from all nominees03 C. M. Bready 07 M. E. Jarrard 11 D. R. Williams04 J. C. Crawford 08 C. H. Ogburn (Instructions: To withhold authority to vote for any indicated nominee,write the number(s) of the nominee(s) in the box provided to the right.)2. Proposal to approve, on an advisory basis, the compensation paidto the Company’s named executive officers in 2022.3. Proposal to vote, on an advisory basis, on the frequency offuture advisory votes on executive compensation.4. Proposal to ratify the appointment of Ernst & Young LLP as independentregistered public accounting firm for the Company for the 2023 fiscal year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THEBOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: ■ Date Signature(s) in BoxPlease sign exactly as your name(s) appears on Proxy. If heldin joint tenancy, all persons should sign. Trustees, adminis -trators, etc., should include title and authority. Corporationsshould provide full name of corporation and title of authorizedofficer signing the Proxy.

CRAWFORD & COMPANYANNUAL MEETING OF SHAREHOLDERSMay 12, 20232:00 p.m.Crawford & Company5335 Triangle ParkwayPeachtree Corners, Georgia 30092 Crawford & Company5335 Triangle ParkwayPeachtree Corners, Georgia 30092 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2023.The shares of stock you hold in your account will be voted as you specify on the reverse side.If no choice is specified, the proxy will be voted “FOR” Each of the Director Nominees in Item 1, “FOR”Item 2, for “TWO YEARS” in Item 3 and “FOR” Item 4.By signing the proxy, you revoke all prior proxies and appoint R. Verma, W.B. Swain and T.E. Stevenson, and eachof them with full power of substitution, to vote your shares on the matters shown on the reverse side and any othermatters which may come before the Annual Meeting and all adjournments or postponements.See reverse for voting instructions.